UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Orion Energy Systems, Inc.
(Name of Registrant as Specified in its Charter)
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June 23, 2026

Dear Fellow Shareholders:

As I mark the completion of my inaugural year as Orion’s Chief Executive Officer, I would like to express my appreciation for your continued investment and support of our company. Fiscal 2026 (FY’26) marked the first year in which we set out with an expectation to deliver $84 to $86 million in revenue and positive adjusted EBITDA - goals that we out-performed. We are building momentum and we believe this is the first of many years where we will keep this focus and discipline

FY’26 was a pivotal year for the company - a year in which we embarked on a course of increasing revenue, expanding profitability and elevating prominence in our competitive market.

Orion recorded revenue of $86 million, net loss of $3.2 million and adjusted EBITDA of approximately $2 million and we expect a continuation of this growth trajectory. We currently expect to record positive adjusted EBITDA on revenue of between $95 million and $97 million in fiscal 2027 (FY’27).

These results are testimony to Orion’s success on a number of fronts, including renewed aggressiveness in acquiring and expanding within large customers; a quantum improvement in the size and quality of our sales funnel; disciplined cost containment; and the ongoing build-out of our robust proprietary supply chain.

These results also speak to the key themes that put us on this upward trajectory:

— Consistent gross margin expansion and six consecutive quarters of positive adjusted EBITDA

— Diversification within LED Lighting to include Electrical Contracting as a growth initiative

— The additional capabilities of Battery Energy Storage Systems

— Increasing orders from enterprise customers

— Successful improvements in cost structure

FY’26 Highlights

LED Lighting revenue was $55.9 million in FY’26, compared to $47.7 million in fiscal 2025 (FY’25), reflecting increases in larger LED lighting projects and activity in Orion’s energy services company (ESCO) and electrical distribution channels. Lighting achieved a FY’26 gross margin of 33.8% versus 26.6% in FY’25, due to targeted pricing increases, cost reductions and sourcing initiatives.

EV Charging Solutions revenue in FY’26 totaled $14.4 million, compared to $16.8 million in FY’25, principally related to a new environment for electric vehicle (EV) charging solutions. FY’26 gross margin stood at 37.7% versus 28.3% in FY’25.

Maintenance Services revenue was $16.0 million in FY’26 compared to $15.2 million in FY’25, as new revenue opportunities continued to grow. Improved pricing, restructuring and cost containment helped enable gross profit margin of 23.7% in FY’26 from 18.2%, in FY’25.

Financial Performance. Orion’s FY’26 total revenue was $86.3 million, above our original revenue outlook, compared to $79.7 million in FY’25. Our gross profit percentage improved to 32.6% from 25.4%, and operating expenses were $29.7 million in FY’26, compared to $30.8 million in FY’25, reflecting the success of our ongoing cost containment.

Orion’s FY’26 net loss was $3.2 million, or $0.89 per share, compared to a FY’25 net loss of $11.8 million, or $3.59 per share, reflecting improvement in revenue gross profit percentage and operating expenses in FY’26.

Financial Position. Orion ended FY’26 with current assets of $37.7 million, including $3.3 million of cash and equivalents, $16.3 million of accounts receivable and $10.3 million of inventories. Net of current liabilities, working capital was $11.0 million. Given our current financial position, expected obligations, and business outlook, we believe Orion has sufficient resources to fund its operations and growth objectives for the foreseeable future.

FY’27 Outlook

Orion’s FY’27 revenue outlook anticipates growth to $95 to $97 million, with potential upside should the macro environment firm and support increased customer infrastructure investment. Based on our enhanced operating discipline, our growth outlook should enable Orion to achieve positive adjusted EBITDA for the full fiscal year.

Virtual Shareholder Meeting

I encourage you to attend our Virtual Annual Meeting of Shareholders on August 6, 2026, at 1:00 p.m. Central Time. The meeting will be accessible at www.virtualshareholdermeeting.com/OESX2026.

We will take time to answer shareholder questions and will post a recording of the meeting to our website later that month.

Again, I would like to thank you for your investment in and support of Orion. With the actions we have taken over the last few years, and our renewed focus on growth and operational discipline, I feel we have solidified our foundation to deliver industry-leading high quality, value-creating solutions to our customers. In fulfilling this objective, we should also be well positioned to deliver the growth and improving financial performance that should create meaningful long-term value for our shareholders.

Sincerely,

Sally Washlow
Chief Executive Officer

*	See Appendix A for reconciliation of GAAP to non-GAAP measures referenced in this section.

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2026 annual meeting of shareholders will be held on Thursday, August 6, 2026, at 1:00 p.m., Central Time, online at www.virtualshareholdermeeting.com/OESX2026. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1.

the election of two nominees named in the attached proxy statement as Class I directors to serve for terms expiring at the 2029 annual meeting of shareholders, and until their successors have been duly elected and qualified;

2.	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2027;

4.	the approval of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan, as amended and restated (the “Amended 2016 Plan Proposal”); and

5.	such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 10, 2026. A proxy statement and proxy card are enclosed.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2026. You are entitled to participate in and submit questions in writing during the annual meeting if you were a shareholder as of the close of business on June 10, 2026. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2026, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit your proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for (i) the election of our nominees for director; (ii) the advisory vote to approve the compensation of our named executive officers; or (iii) the Amended 2016 Plan Proposal. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Sally Washlow
Chief Executive Officer

Manitowoc, Wisconsin

June 23, 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 6, 2026. Our proxy statement for our 2026 Annual Meeting of Shareholders and our 2026 Annual Report to Shareholders are available at www.proxyvote.com.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement for shareholders who have elected to receive paper copies of our proxy materials.

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 6, 2026

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2026 annual meeting of shareholders to be held online on Thursday, August 6, 2026, at 1:00 p.m., Central Time, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2026 Annual Meeting of Shareholders and as described herein. We have either (i) mailed you a notice of internet availability of our proxy materials notifying each shareholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and form of proxy or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format.

The notice of internet availability or proxy statement, accompanying form of proxy and our Annual Report on Form 10-K for the year ended March 31, 2026, as filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2026, as applicable, are first being mailed to our shareholders on or about June 23, 2026. This proxy statement and our Annual Report on Form 10-K can be accessed directly at www.virtualshareholdermeeting.com/OESX2026 using the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2026. A replay will be available on our website during the month of August. You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on June 10, 2026. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2026, you will need your 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This year’s shareholder question and answer session will include appropriate questions submitted in advance of, and appropriate questions submitted live during, the annual meeting. You may submit an appropriate question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Appropriate questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/OESX2026. We expect to respond to appropriate questions during the annual meeting, and may also respond to appropriate questions on an individual basis or by posting answers on our investor relations website after the meeting.

We are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the internet. The SEC’s notice and access rules allow us to deliver our proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of our proxy materials on the internet and sending paper copies of our proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of our proxy materials. The notice and access rules also lower our cost of printing and delivering our proxy materials and minimize the environmental impact of printing paper copies.

As a result, we mailed to many of our shareholders a notice of internet availability of our proxy materials instead of a paper copy of our proxy materials. Shareholders who received the notice will have the ability to access our proxy materials over the internet and to request a paper copy of our proxy materials by mail, by e-mail or by telephone. Instructions on how to access our proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request our proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The notice of internet availability of our proxy materials also serves as a notice of meeting.

Execution of a proxy will not affect your right to attend and vote at the annual meeting virtually, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary or by attending the annual meeting virtually and voting at the annual meeting online. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2027; (4) for the Amended 2016 Plan Proposal; and (5) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Sally A. Washlow and J. Per Brodin, and each or either of them, as proxies to vote the shares of our Common Stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for (i) the election of our nominees for director; (ii) the advisory vote to approve the compensation of our named executive officers; or (iii) the Amended 2016 Plan Proposal. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The nominees receiving the highest vote total of the eligible shares of our Common Stock, will be elected as directors at the annual meeting. With regard to the election of our nominees for director, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers, the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2027, and the vote to approve the Amended 2016 Plan Proposal will each be approved if the votes cast in favor of approval exceed the votes cast against approval. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 10, 2026 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 4,056,568 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 2,028,285 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT AND

THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

AVAILABLE TO SHAREHOLDERS ON OR ABOUT JUNE 23, 2026.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors currently comprised of five directors divided into three classes. Currently, two directors are in Class I (2023-2026) (Ms. Wishart-Smith and Mr. Shapiro), one director is in Class II (2024-2027) (Ms. Richstone) and two directors are in Class III (2025-2028) (Mr. Otten and Ms. Washlow). Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

At the annual meeting, the terms of our current Class I directors, Ms. Wishart-Smith and Mr. Shapiro, will expire. At the annual meeting, our shareholders will elect two Class I directors to serve until our 2029 annual meeting of shareholders, and until their successors are duly elected and qualified.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If the board’s nominees become unavailable for any reason, the votes will be cast for substitute nominees designated by our board. Our directors have no reason to believe that the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of June 23, 2026, about the board’s nominees for election at the annual meeting and each director of our Company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class I Director Nominees (2026-2029) — Terms Expiring 2029

Richard A. Shapiro, 55, has served as a director since March 2023. Mr. Shapiro is the Founder, and since October 2021 has served as the Chief Investment Officer of, Ridge Run Partners, LLC, a family office firm. Previously, Mr. Shapiro served as Portfolio Manager at Millennium Management, a multi-billion dollar hedge fund, where he was focused on equity investments, from 2020 to 2021, and, earlier in his career at Millennium, from 2007 to 2011. From 2011 to 2020, Mr. Shapiro was at Wexford Capital, where he was Portfolio Manager and Co-Head of Equities, and was also a member of Wexford’s Hedge Fund Investment Committee. Mr. Shapiro currently serves on the board of directors of publicly traded Elah Holdings, Inc. and Evolv Technologies Holdings, Inc. He previously served on the board of directors of public companies Altus Power and BBQ Holdings, Inc. Mr. Shapiro holds an M.B.A. from Georgetown University and a B.S. in Business Administration from the University of Southern California. We believe that Mr. Shapiro’s perspective as a professional institutional shareholder and experience in analyzing strategic opportunities and overseeing the management of positions in various investments qualify him for service as a director of our Company.

Heather L. Wishart-Smith, 52, has served as a director since August 2023. Ms. Wishart-Smith advises organizations on strategy, growth, leadership, and innovation. Previously, from 2005 to May 2022, Ms. Wishart-Smith held a series of senior executive roles, most recently as Senior Vice President, Technology & Innovation; Buildings, Infrastructure and Advanced Facilities Mid-Atlantic region; and Federal Department of Defense market sector, with Jacobs Solutions Inc., a publicly-traded international technical professional services firm and Fortune 500 company, where she developed and led the company’s global innovation strategy, including establishing and leading innovation accelerators and standing up corporate venture capital. Earlier in her career, she served in roles of increasing responsibility for KBR, Inc. Ms. Wishart-Smith serves as a board advisor to Mead & Hunt and previously served on the advisory board of Group PMX, LLC, the Advisory Committee of Blockchain Founders Fund, a venture capital fund and as a board advisor to JS Global, LLC. Ms. Wishart-Smith is a licensed Professional Engineer, certified Project Management Professional, and a LEED Accredited Professional with proven experience managing large design programs and developing, managing, and turning around troubled operations in the architectural/engineering professional services market. She is also National Association of Corporate Directors Directorship Certified, a Leadership in Energy and Environmental Design Accredited Professional and has extensive experience in global operations, innovation, M&A, and strategy. A former Navy Civil Engineer Corps officer, Ms. Wishart-Smith served at the Presidential Retreat, Camp David under two presidential administrations, among other duty stations. Ms. Wishart-Smith holds Bachelor and Master of Science degrees in Civil Engineering from the University of Virginia and is NACD Directorship Certified. She is a Fellow of the American Society of Civil Engineers, a member of the National Academy of Construction, an inducted member of the National Academy of Construction, and also a Fellow of the Society of American Military Engineers (SAME) and was its President and Board Chair for its 2020-2021 centennial year. We believe that Ms. Wishart-Smith’s unique experience marrying technology and innovation with traditional engineering and industrial markets and her background as an engineer qualify her for service as a director of our Company.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE DIRECTOR NOMINEES.

Directors Continuing in Office

Class II Director (2024-2027) — Term Expiring 2027

Ellen B. Richstone, 74, has served as a director since May 2017. Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2010, including Rohr Aerospace, a Fortune 500 company. Her primary Chief Financial Officer experience has been as a Chief Financial Officer of technology companies. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2003 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, a Fortune 500 company. Ms. Richstone currently serves on the board and chairs the audit committee of Cognition Therapeutics, Inc. (Nasdaq: CGTX). Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private), Parnell Pharmaceuticals Holdings Ltd. (taken private), eMagin Inc. (taken private in 2023) and Superior Industries International (taken private in 2025). In April 2013, Ms. Richstone was awarded the first annual Distinguished Director Award from the Corporate Directors Group (renamed ACCD). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s business school. Ms. Richstone holds a Platinum Level Executive Master’s Certification in Director Governance from the American College of Corporate Directors. In January 2018, Ms. Richstone was named a National Association of Corporate Directors Fellow, the highest governance level awarded. In September 2020, Ms. Richstone was named to the Directorship 100 by the National Association of Corporate Directors (NACD) for her leadership in board governance. In addition, in 2023 Ms. Richstone received the CFO Lifetime Achievement award by the Boston Business Journal. We believe that Ms. Richstone’s financial expertise, in addition to her experience in cyber and technology, M&A and global business, as well as her overall experience as a seasoned executive and board member, qualify her for service as a director of our Company.

Class III Directors (2025-2028) — Terms Expiring 2028

Anthony L. Otten, 70, has served as a director since August 2015. Mr. Otten has served as our board chair since August 2022 and from June 2017 to August 2022 served as our lead independent director. Mr. Otten has served as managing member of Stillwater, LLC, a provider of strategic consulting services, since 2017 and the chief financial officer of Regent Education, financial aid software developer, since 2020. Previously, Mr. Otten served as chief executive officer of Versar, Inc. from February 2010 until its sale in November 2017 and also served as a member of the board of directors of Versar, Inc. from 2008 until its sale in November 2017. Mr. Otten also currently serves on the Advisory Board of Constant Associates, Inc., a federal contractor, and as a member of the board of directors of each of Cormedica Group Inc. and Artella Solutions Inc. Mr. Otten previously served as managing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of Stillwater, LLC from 2004 to 2007 and principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our Company. We further believe that Mr. Otten’s leadership experience and contributions to our board qualify him to serve as our board chair.

Sally A. Washlow, 55, has served as a director since August 2022 and as our chief executive officer since April 2025. Ms. Washlow previously served as an ICEO (International Center for Executive Options) Practice Leader at LHH (Lee Hecht Harrison, a global human capital consulting firm), working with senior level and C- Suite executives from companies ranging from Fortune 10 to privately held. From 2017 to April 2025, Ms. Washlow operated SW Consulting LLC, supporting companies with executive management, strategy initiatives and board service to privately and publicly held companies. From 2015 to 2017, Ms. Washlow was the Chief Executive Officer of Cedar Electronics Corporation (formerly a public company, Nasdaq: COBR), a supplier of radar detectors, GPS systems, dash cameras and other electronic and automotive aftermarket products, and led the integration of the Cobra and Escort electronics businesses. Prior to Cedar Electronics, Ms. Washlow worked for 13 years at Cobra Electronics Corporation in various capacities, including as President from 2013 until 2015. She is also a member of the Consumer Technology Association. Ms. Washlow has served on the board of Data I/O Corporation (Nasdaq: DAIO), a company focused on advanced programming, security deployment, security provisions and associated intellectual property protection, since 2020 and serves as its chair and a member of the compensation and corporate governance and nominating committees. Previously, Ms. Washlow served on the board of Costar Technologies, Inc. (OTC Markets Group: CSTI), a designer, developer, manufacturer and distributor of video surveillance products, from 2019 to 2023, and on the advisory board of Matot Industries, an industrial products manufacturer, from 2020 to 2025. We believe that Ms. Washlow’s experience as our chief executive officer and as an innovative go to market strategist, along with her other leadership and entrepreneurial skills, qualify her for service as a director of our Company.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. All of our then-serving directors attended our 2025 annual meeting virtually.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 14 times during fiscal 2026, consisting of six mandatory meetings and eight optional meetings. All of our directors attended at least 75% of the aggregate of (i) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (ii) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Mses. Richstone and Wishart-Smith and Messrs. Otten and Shapiro is independent under the listing standards of The Nasdaq Capital Market. Our board generally uses the director independence standards set forth by The Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a human capital management and compensation committee (the “compensation committee”) and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com.

Our audit and finance committee is currently comprised of Mses. Richstone and Wishart-Smith and Mr. Otten, with Ms. Richstone acting as chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our Company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related person transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met six times in fiscal 2026. Each member of our audit and finance committee meets the requirements for independence under the current rules of The Nasdaq Capital Market and the SEC.

Our compensation committee is currently comprised of Mses. Richstone and Wishart-Smith and Messrs. Otten and Shapiro, with Ms. Wishart-Smith acting as chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting the salary and other compensation for our executive officers; (iv) overseeing our Company’s response to the outcome of our shareholders’ advisory votes on our executive compensation; (v) annually reviewing the compensation paid to our non-employee directors; (vi) annually reviewing the committee’s charter, our equity compensation plans and the compensation committee’s current practices, procedures and controls in order to develop, maintain and implement equity compensation compliance procedures; (vii) providing our board of directors with an annual report on our compliance with our procedures, policies and guidelines for issuing equity awards; (viii) reviewing and approving all disclosures in our SEC filings, including our annual proxy statement, concerning our equity compensation plans and executive and director compensation matters; and (ix) at least annually, reviewing our programs and policies relating to talent engagement, including recruiting, development and retention and the impact of the same. Our compensation committee met five times in fiscal 2026. Each member of our compensation committee meets the requirements for independence under the current rules of The Nasdaq Capital Market and SEC. Principally as a cost containment measure, our compensation committee did not engage the services of a compensation consultant to determine executive compensation for either of fiscal 2026 or fiscal 2027. In general, the compensation committee utilizes compensation studies and reviews compensation practices of self-determined peer corporations, but has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is currently comprised of Mses. Richstone and Wishart-Smith and Mr. Otten, with Mr. Otten acting as chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2026. Each member of our nominating and corporate governance committee meets the requirements for independence under the current rules of The Nasdaq Capital Market and the SEC.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair to different individuals or to the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our Company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors.

While our board believed that a combined position of chief executive officer and board chair from 2017 through 2023 assisted our board in implementing our strategic plan, created streamlined accountability for our performance and facilitated our board’s efficient and effective functioning, our board currently believes that our Company is best served by Mr. Otten continuing to serve as our independent board chair and Ms. Washlow serving as our chief executive officer. This structure allows Ms. Washlow to focus on her chief executive officer role and leverages Mr. Otten’s long-standing stewardship of our Company as board chair. The principal role of our board chair is to manage and to provide leadership to our board. Our board chair is accountable to the board and acts as a direct liaison between our board and management.

Our board retains the authority to modify its board leadership structure to best address our Company’s unique circumstances as and when appropriate.

Our Board’s Role in Risk Oversight

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our Company and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to historical trends of substantial net losses and negative cash flow, pressures to reduce the selling price of our lighting products, implementation of a new ERP system, our ability to achieve budgeted revenue expectations, the impact of government tariffs and other changes in trade policy, reduction or elimination of EV charging infrastructure investment incentives, lack of major sources of recurring revenue, customer concentration, reduction or elimination of LED lighting investments and investment incentives, uncertain timing of project awards, our sales and distribution model, impacts of net losses on our goodwill and other intangibles, raw material price fluctuations and supply chain disruptions, reliance on third-party manufacturers, cybersecurity risk, macroeconomic pressures, the impact of adverse global economic conditions and competition for market share in the LED lighting retrofit market.

Our management reports on these risks to our board at each regular board meeting. Our board relies on our compensation committee to address significant risk exposures facing our Company with respect to our compensation programs. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any significant risks arising from our compensation policies and practices are reasonably likely to materially adversely affect our Company. In addition, our audit and finance committee supports the board’s risk oversight function by overseeing and managing risks relating to the reliability of our financial reporting and the effectiveness of our internal control over financial reporting, as well as risks related to our liquidity and capital structure.

Our board’s role in the oversight of our risk management has not affected our board’s determination that the roles of chief executive officer and board chair should currently be separated, as our board believes that such structure constitutes the most appropriate leadership structure for our Company at this time.

Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our Company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience, background and perspective. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above, as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph.

Code of Conduct
We have adopted a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site within four business days following the date of such amendment or waiver.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other disposition of our Common Stock by our directors, officers and employees. Additionally, is our policy to comply with applicable insider trading laws, rules and regulations, and Nasdaq Capital Market listing standards when engaging in transactions in our Common Stock. Our insider trading policy is, and our policies and procedures are, reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq Capital Market listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on
Form 10-K
for the year ended March 31, 2026.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We are committed to achieving best practices in environmental, social and governance matters. We constantly strive to discover new and innovative ways to positively impact the environment, our employees, customers and stakeholders.

Environmental

For over 30 years, we have helped our customers achieve energy savings with healthy, safe and sustainable solutions that enable them to reduce their carbon footprint and digitize their business. Our LED lighting solutions generally result in a 50% or greater reduction in energy consumption for our customers. The result has been to reduce the need to create new power generation in North America.

At our own facilities, we incorporate energy-saving LED lighting products to reduce our energy consumption and vastly improve the safety and comfort of our manufacturing and office workspaces. We also generate our own electricity from our onsite wind power tower, coupled with our solar array on our manufacturing facility rooftop providing up to 10% of our required daytime power usage.

Our EV charging installation business provides customers with site assessment, project design, construction services, installation and commissions of EV chargers to help them achieve their electrification goals to support their employees, customers, guests and fleets.

Social

We are committed to the social needs of our employees, our stakeholders, the communities in which we operate and our global society. Two of our core values are integrity and respect. We have the courage to do the right thing and we maintain a strict adherence to honesty, ethics and equality. We value our relationships with each other, customers, suppliers and business partners and act in the same way that we want to be treated.

We are committed to maintaining a respectful work environment for our employees, free from discrimination or harassment of any kind. Our clear-cut anti-harassment and discrimination policy and Code of Conduct form the foundation of our culture of respect and dignity. We are also committed to being an equal opportunity employer and are constantly establishing meaningful diversity metrics.

We engage in our communities by donating lighting products for renovation and new construction, including projects at treasured local institutions, such as zoos, museums and exposition centers, as well as public service entities, such as local fire departments. All of our associates receive one paid day per year to volunteer in our Company sponsored events. In addition, we have a community outreach committee that provides support for local causes.

Governance

Our board of directors adheres to our Corporate Governance Guidelines and Code of Conduct, which are reviewed annually. Our directors represent a wide range of perspectives, experience and knowledge.

Our board members have a broad and diverse set of qualifications, skills and experiences as illustrated below.

BOARD OF DIRECTORS’ SKILL MATRIX

INDUSTRY EXPERIENCE

Lighting	X	X	X

Specialty Manufacturing	X	X	X

Industrial products sold to large national accounts	X	X

Industrial products sold through distribution channels	X	X

Light manufacturing	X	X

Distribution	X	X

OPERATIONAL EXPERIENCE

CEO public company	X	X

CEO – private company	X	X	X

CFO public company			X

Sales and Marketing Executive with direct selling experience		X		X

Business Development Sr. Executive		X		X

Fundraising / Capital Raising – Public Markets	X	X	X		X

Investor Relations		X	X	X	X

M&A	X	X	X	X	X

P&L Experience – running a division or a business line inside a company	X	X	X	X	X

Supply Chain/Purchasing/Manufacturing		X	X

Shareholder Engagement

We are proud of our frequent and active shareholder engagement. In fiscal 2026, we continued investor outreach by participating in virtual investor conferences and investor meetings and hosting small groups of investors at our headquarters. A summary of recent outreach is listed below:

•	Participated in 7 investor conferences; and

•	Conducted discussions and held more than 75 meetings with investors, analysts and shareholders, representing over 35% of our shareholder base.

Our team uses a purposeful and deliberate approach to build better lines of communication between investors and management. As we continue our efforts to build and to strengthen our relationships with the investment community, we encourage you to contact us by mail at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Chief Financial Officer or by email at ir@oesx.com. Please also visit investor.oriones.com for a regularly updated list of investor events and presentations.

EXECUTIVE OFFICERS

The following table sets forth information as of June 10, 2026 regarding our current executive officers:

Name	Age	Position

Sally A. Washlow	55	Chief Executive Officer

J. Per Brodin	64	Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	68	President and Chief Operating Officer

The following biographies describe the business experience of our executive officers. (For a biography of Ms. Washlow, see “Proposal One: Election of Directors” above.)

J. Per Brodin has served as our executive vice president since October 2020 and our chief financial officer, chief accounting officer and treasurer since November 2020. Prior to joining our company, Mr. Brodin served as a partner of Hardesty LLC, a national executive services firm, and provided Interim CFO services to Hardesty’s clients. As a partner of Hardesty, he served as the Interim Chief Financial Officer to KKR-owned Fleet Farm, a large general retailer with stores in the Midwest, from March 2020 to August 2020. Prior to joining Hardesty, he served as the Chief Financial Officer of Shopko Stores, a general retailer, from December 2017 until April 2019. Prior to Shopko, he served as the Chief Financial Officer of ATI Physical Therapy from September 2016 until 2017 and prior to ATI, he served as the Chief Financial Officer of Claire’s Stores, Inc., a former NYSE listed global specialty retailer, from February 2008 until August 2016. Mr. Brodin is a Certified Public Accountant.

Scott A. Green has served as our president and our chief operating officer since April 2025. From August 2016 to April 2025, he served as our executive vice president, from November 2021 to April 2025, he served as the president of Orion Services Group, and from May 2017 to November 2021, he was our chief operating officer. Mr. Green also previously served as our division president: innovation, project engineering and construction management from July 2015 to August 2016, our division president: Orion Engineered Systems from February 2014 to July 2015 and our division president: Harris Lighting from July 2013 to February 2014. Prior to joining us in connection with our acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013, Mr. Green served as the executive vice president of Harris from January 2011 until July 2013 and as chief executive officer of Harris from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to, each of our named executive officers during our fiscal 2026 whom we refer to as our “NEOs,” and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for our fiscal 2026. Our NEOs for fiscal 2026 are identified below in the table titled “Summary Compensation Table for Fiscal 2026.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after our fiscal 2026 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation applicable to our NEOs for our fiscal 2027. All share and stock price amounts discussed below have been adjusted for our 1-for-10 reverse stock split effected in August 2025.

Continued Emphasis on Pay-For-Performance and “At Risk” Incentive Compensation

Our compensation committee emphasizes pay-for-performance and at-risk incentive compensation for our NEOs. In fiscal 2026, approximately 78% of our CEO’s and 66% of our other currently serving NEOs’ total compensation packages (excluding the cash signing bonus awarded to our CEO) were structured (at maximum levels) to be contingent, or “at risk”, based on our financial and/or stock price performance. A similar percentage of contingent “at risk” compensation was reflected in our compensation committee’s decisions on the fiscal 2027 compensation packages for our NEOs. Our compensation committee believes that focusing such a high percentage of our NEOs’ compensation on our relative achievement of our financial performance goals better aligns the economic interests of our NEOs with our shareholders and underscores our emphasis on paying for performance.

Overview of Our Executive Compensation Philosophy and Design

General

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our NEOs are the following:

•

To motivate our NEOs to achieve, and reward our NEOs for achieving, strong financial performance, particularly increased revenue and adjusted EBITDA (defined as our earnings before interest, tax, depreciation and amortization, as adjusted for equity compensation charges, earn-out payments related to our Voltrek acquisition and after taking into account any related annual bonuses), and shareholder value;

•	To attract and retain NEOs who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	To align the economic interests of our NEOs with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving our financial performance goals, creating value for our shareholders and for their efforts and dedication to our Company. We have implemented annual and long-term executive incentive compensation programs that have focused on achieving increased revenue and adjusted EBITDA, along with long-term shareholder value enhancements. Recently, our long-term equity compensation grants have been focused both on time vesting and on stock price performance vesting.

Our executive compensation program for our NEOs in fiscal 2026 consisted of the following elements:

•	Base salary;

•	Short-term annual cash incentive bonus compensation;

•	Long-term equity-based incentive compensation (both time vesting restricted stock and stock price performance vesting stock options); and

•	Retirement and other benefits.

Fiscal 2026 Compensation Decisions

On April 14, 2025, we terminated our then serving chief executive officer and appointed our independent board member, Sally A. Washlow, to be our new chief executive officer and entered into an Executive Employment and Severance Agreement with Ms. Washlow (the “CEO Employment Agreement”). The CEO Employment Agreement provided Ms. Washlow with the following compensation arrangements: (i) an annual base salary of $382,500, provided that if our other NEOs’ base salaries were returned to their pre-reduction levels, then Ms. Washlow’s base salary would also be similarly adjusted up to $425,000; (ii) a target annual bonus of 100% (threshold 80%, target 100% and maximum of 200%) of her base salary upon our relative achievement of annual incentive performance targets for each fiscal year as established by our compensation committee for all NEOs; (iii) a special bonus of $100,000 if we achieve a stretch goal of $100 million in revenue for fiscal 2026; (iv) a cash signing bonus of $500,000, approximately $300,000 of which was required to be used by Ms. Washlow to purchase shares of our Common Stock directly from us in order to help us retain significant cash and ensure Ms. Washlow was fully invested in our Company; and (v) a pre-change of control severance multiplier of 1.5x and a post-change of control severance multiplier of 2.0x. On May 29, 2025, our board and Ms. Washlow mutually agreed to defer Ms. Washlow’s cash signing bonus and related direct purchase of our Common Stock for up to one year, with the timing of such cash signing bonus and related direct purchase of our Common Stock to be reviewed quarterly and mutually agreed upon by the compensation committee and Ms. Washlow. On October 31, 2025, as a result of substantially improved financial performance, our compensation committee determined to fully reinstate the normal levels of base salary for our NEOs effective as of October 1, 2025. On November 13, 2025, our compensation committee approved the reinstatement of Ms. Washlow’s cash signing bonus and Ms. Washlow’s related direct purchase of $300,000 of our Common Stock. The $300,000 of our Common Stock was purchased directly from our Company by Ms. Washlow on November 19, 2025, and totaled 21,166 shares of our Common Stock based on the average closing price of our Common Stock over the five preceding trading days ($14.17 per share).

In addition, the CEO Employment Agreement provided that, on the 15th trading day after we announced our fiscal 2025 financial results, Ms. Washlow was conditionally granted an initial equity grant consisting of a non-qualified stock option exercisable for a total of 50,000 shares of our Common Stock, subject to shareholder approval at our August 2025 annual shareholders meeting. The option exercise price per share was equal to the average closing sale price of our Common Stock over the 10 trading days preceding the grant date ($6.00 per share). Out of this grant, the portion of Ms. Washlow’s stock option exercisable for one-half of the option shares (25,000 shares) will vest pro rata over a three-year period after the grant date, provided that Ms. Washlow is then still employed by us on each applicable vesting date. The portion of Ms. Washlow’s stock option exercisable for the second one-half of the grant (25,000 shares) will vest as follows if our per share price achieves the following stock price performance levels over the three-year period after the grant date and provided Ms. Washlow is still employed by us on the applicable vesting date: (a) one-third at $30.00; (b) one-third at $40.00; and (c) one-third at $50.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock. Ms. Washlow’s stock option grant expires at, and cannot be exercised after, the earliest to occur of: (a) the tenth anniversary of the grant date; (b) one year after the termination of Ms. Washlow’s employment with us as a result of death or disability; or (c) 90 days after Ms. Washlow’s termination of her employment with us for any other reason. Ms. Washlow’s initial stock option grant was approved by our shareholders at our August 2025 annual shareholders meeting.

In addition, Ms. Washlow is entitled to certain other benefits and perquisites, including: (i) term life insurance, with a face value of $1,000,000; (ii) health and prescription drug reimbursement per our existing plan; (iii) reimbursement for her COBRA premiums that allowed her to continue her current health care coverage with her former employer until she and her family became fully covered under our health plan; (iv) group long-term disability insurance; (v) an automobile allowance of $1,000 per month, plus mileage from her home to our Manitowoc, Wisconsin headquarters; (vi) tax preparation fee reimbursement; (vii) annual executive physical reimbursement; (viii) reimbursement for all travel, lodging and meal expenses for travel for, and working at, our offices; and (ix) reimbursement of her legal fees to complete the CEO Employment Agreement.

Other than the compensation terms agreed to with Ms. Washlow as our new chief executive officer in her CEO Employment Agreement, our compensation committee made the following decisions with respect to other NEO compensation elements for fiscal 2026:

•

Due to our disappointing fiscal 2025 financial performance and then relatively low stock price, at the beginning of fiscal 2026 we initially retained the 10% reduction in our NEOs’ base salaries that was implemented in the fourth quarter of fiscal 2025. Subsequently, due to substantially improved financial performance, effective as of October 1, 2025, our compensation committee restored all of our NEOs’ base salaries to their previous levels.

•

Consistent with prior fiscal years’ past practice, our NEOs’ annual bonus target pay-outs were set by our compensation committee at 100% of base salary for our chief executive officer and 50% of base salary for our other two NEOs.

•

Our compensation committee authorized a fiscal 2026 annual executive cash bonus program focused on our goal of achieving our board-approved fiscal 2026 target levels of adjusted EBITDA of $1.5 million (after taking into account any NEO bonuses) (weighted at 50%) and revenue of $95 million (weighted at 50%), provided we also achieve positive adjusted EBITDA. Our compensation committee also determined to continue our practice started in fiscal 2023 of providing for a tiered annual bonus program depending upon our relative financial performance compared to the specified financial metrics (e.g., “threshold,” “target” and “maximum” pay-out levels) as a better corporate governance and executive compensation practice that reduces compensation-related risk compared to our prior “all-or-nothing” approach.

•

Due to the lack of share availability under our 2016 Omnibus Incentive Plan (the “2016 Plan”) and our then low stock price, we restructured our fiscal 2026 annual long term equity grants to our NEOs so that they were not denominated in dollar amounts related to the level of our NEOs’ base salaries. As a result, we granted three-year pro-rata annual vesting restricted stock awards in a fixed share amount that we thought were fair and reasonable under the circumstances, including 20,000 shares to Ms. Washlow, 15,000 to Mr. Green, and 10,000 to Mr. Brodin. No performance share awards were issued due to the lack of share availability under our 2016 Plan and our management changes.

•

To provide further financial incentive to Messrs. Brodin and Green to help us achieve an increased stock price over the next three years, they each were granted a stock price performance vesting stock option for 12,500 shares, with each option vesting as follows if our per share price achieves the following levels over the three-year period after the grant date and provided such NEO then is still employed by us on the applicable vesting date: (a) one-third at $30.00; (b) one-third at $40.00; and (c) one-third at $50.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock.

The following chart sets forth the target bonus levels for each of our NEOs for fiscal 2026:

Name and Current Position	Fiscal 2026 Target Bonus(1)	Percentage of Fiscal 2026 Base Salary(1)

Sally A. Washlow(2)	$425,000	100%
Chief Executive Officer

J. Per Brodin	$190,000	50%

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$190,000	50%
President and Chief Operating Officer

(1)

Our compensation committee established that bonus payouts would be determined based on the amount of base salary as of the end of fiscal 2026, as each NEO’s base salary was increased by 10% effective October 1, 2025 as base salaries were restored to their pre-reduction levels.

(2)

On April 14, 2025, we terminated our then existing chief executive officer, Michael Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

Based on our board of directors’ approved budget for fiscal 2026, our compensation committee established a two-pronged fiscal 2026 executive bonus program. As a result, eligible bonus amounts payable to our NEOs for fiscal 2026 were (i) 50% based on achieving a target level of post-bonus calculated adjusted EBITDA of $1.5 million and (ii) 50% based on achieving a target level of revenue of $95 million, provided that we were also recognized positive adjusted EBITDA. Achieving threshold levels of performance for any metric would have resulted in a 25% payout (80% for our chief executive officer) for that weighted segment of each NEO’s fiscal 2026 bonus eligibility, with target level achievement resulting in a 50% payout (100% for our chief executive officer) for that weighted segment and maximum level achievement resulting in a 150% payout (200% for our chief executive officer) payout for that weighted segment. With adjusted EBITDA of $2.2 million in fiscal 2026, we achieved the specified maximum level of adjusted EBITDA of $2.0 million, resulting in the payment of fiscal 2026 bonus amounts of $425,000 to Ms. Washlow and $285,000 to each of Messrs. Brodin and Green.

The following chart sets forth the fiscal 2026 restricted stock awards granted to our NEOs that will vest pro rata annually over a three-year employment period:

Name and Current Position	Restricted Stock Shares(1)

Sally A. Washlow(2)	20,000
Chief Executive Officer

J. Per Brodin	10,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	15,000
President and Chief Operating Officer

(1)	Vesting will occur one-third on each anniversary of grant date, provided the NEO is then still employed by us.
(2)

On April 14, 2025, we terminated our then existing chief executive officer, Michael Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

The following chart sets forth the fiscal 2026 stock option awards to each of our NEOs:

Name and Current Position	Stock Price Performance Option Shares(1)	Time Based Vesting Option Shares(2)

Sally A. Washlow(3)	25,000	25,000
Chief Executive Officer

J. Per Brodin	12,500	—
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	12,500	—
President and Chief Operating Officer

(1)

Each option vests as follows if our per share price achieves the following levels over the three-year period after the grant date and provided the NEO is then still employed by us on the applicable vesting date: (a) one-third at $30.00; (b) one-third at $40.00; and (c) one-third at $50.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock.

(2)	These options vest one-third on each anniversary date of the option grant date, provided the NEO is then still employed by us.
(3)

On April 14, 2025, we terminated our then existing chief executive officer, Michael Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

Our compensation committee reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our NEOs, for outstanding contributions to the overall success of our Company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain NEOs who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses. Our compensation committee did not make any discretionary adjustments, exceptions or additions to our executive compensation program or elements in fiscal 2026, except for agreeing to restore our NEOs’ base salaries and our independent directors’ retainers to their pre-reduction levels effective as of October 1, 2025.

Fiscal 2027 Compensation Decisions

Based on the advice and input of our chief executive officer, as well as public company peer group comparisons, particularly the comparative executive compensation packages provided by our Company’s closest public company lighting industry peers, LSI Industries, Inc. and Acuity Inc., in late fiscal 2026 and early fiscal 2027, our compensation committee approved the following key elements of our fiscal 2027 executive compensation program:

•

Our compensation committee increased the fiscal 2027 base salaries of Messrs. Brodin and Green by 3% from $380,000 to $391,400, effective as of October 1, 2026. This increase was reflective of similar market increases for similarly situated executives and recognized that Messrs. Brodin and Green both voluntarily accepted 10% salary decreases in fiscal 2025 and 2026 and had otherwise not received a salary increase since fiscal 2023. Ms. Washlow’s base salary remained the same as in fiscal 2026 at $425,000.

•

Our compensation committee authorized a fiscal 2027 annual executive cash bonus program with structural elements substantially the same as those used in fiscal 2026, with the same two component segments of the program and with the same relative weighting: (i) adjusted EBITDA, after taking into account NEO bonuses (weighted at 50%) and (ii) revenue (weighted at 50%), provided that we also are adjusted EBITDA positive. The threshold, target and maximum levels of achievement of these metrics were based on the board’s approved fiscal 2027 budget.

•

While our compensation committee maintained Ms. Washlow’s relative pay-out level for her annual bonus eligibility compared to her base salary in effect at the end of fiscal 2027 for her fiscal 2027 annual incentive bonus at 80% threshold, 100% target and 200% maximum, the compensation committee increased the bonus pay-out level at target achievement for Messrs. Brodin and Green from 50% to 75% of their base salary in effect at the end of fiscal 2027. We maintained their 25% threshold and 150% maximum bonus payment levels.

•

Similar to our NEO equity grants in fiscal 2026, our compensation committee granted Ms. Washlow a three-year time vesting restricted stock grant of 20,000 shares. Messrs. Brodin and Green each received a three-year time vesting restricted stock grant of 15,000 shares. These NEO restricted stock grants are subject to shareholder approval at the Meeting of our proposed increase in share availability under our 2016 Plan. See “Proposal Four: Approval of the Amendment and Restatement of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan.”

•

In addition, our compensation committee granted our NEOs stock price performance-vesting nonqualified stock options much like in the prior fiscal year. Ms. Washlow received a stock price performance stock option grant exercisable for 25,000 shares and Messrs. Brodin and Green each received a stock price performance stock option grant exercisable for 17,500 shares. These NEO stock option grants are subject to shareholder approval at the Meeting of our proposed increase in share availability under our 2016 Plan. See “Proposal Four: Approval of the Amendment and Restatement of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan.” Each option vests as follows if our per share price achieves the following levels over the three-year period after the grant date and provided the NEO is then still employed by us on the applicable vesting date: (a) one-third at $30.00; (b) one-third at $40.00; and (c) one-third at $50.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock.

Our compensation committee established the target annual bonus levels for each of our NEOs as follows for fiscal 2027:

Name and Then Current Position	Fiscal 2027 Target Bonus	Percentage of Fiscal 2027 Base Salary(1)

Sally Washlow(2)	$425,000	100%
Chief Executive Officer

J. Per Brodin	$293,500	75%

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$293,500	75%
President and Chief Operating Officer

(1)	Applicable to the level of base salary in effect as of the end of fiscal 2027.
(2)

On April 14, 2025, we terminated our then existing chief executive officer, Michael Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

The following chart sets forth the fiscal 2027 time-vesting restricted stock awards granted to our NEOs:

Name and Then Current Position	Restricted Stock Shares

Sally A. Washlow(1)	20,000
Chief Executive Officer

J. Per Brodin	15,000

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	15,000
President and Chief Operating Officer

(1)

On April 14, 2025, we terminated our then existing chief executive officer, Michael Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

The following chart sets forth the fiscal 2027 stock price performance-vesting stock options granted to our NEOs:

Name and Then Current Position	Stock Price Performance Vesting Stock Options(1)

Sally A. Washlow(2)	25,000
Chief Executive Officer

J. Per Brodin	17,500

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	17,500
President and Chief Operating Officer

(1)

Each stock price performance stock option vests as follows if our per share price achieves the following levels over the three-year period after the grant date and provided the NEO is then still employed by us on the applicable vesting date: (a) one-third at $30.00; (b) one-third at $40.00; and (c) one-third at $50.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock.

(2)

On April 14, 2025, we terminated our then existing chief executive officer, Michael Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

Our compensation committee reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our NEOs, for outstanding contributions to the overall success of our Company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain NEOs who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Currently, our compensation committee consists of Mmes. Wishart-Smith (chair) and Richstone and Messrs. Otten and Shapiro. Prior to becoming our new chief executive officer on April 14, 2025, Ms. Washlow served as a member and the chair of our compensation committee. She effectively resigned from the compensation committee upon her appointment as our chief executive officer. Each current member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our NEOs, overseeing our Company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. In consultation with the chair of our compensation committee, our chief executive officer makes recommendations to our compensation committee regarding the compensation of other NEOs and attends meetings of our compensation committee at which our compensation committee considers the compensation of other NEOs. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our NEOs.

In establishing our fiscal 2026 and 2027 executive compensation elements, our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our August 2025 annual meeting of shareholders that resulted in our receiving a 93% shareholder say-on-pay vote approval.

Internal and External Reports

In general, our compensation committee has determined to save our Company the cost of engaging an independent compensation consultant, unless factors or circumstances change significantly. Our compensation committee did not utilize any external reports or surveys in connection with its fiscal 2026 or fiscal 2027 executive compensation decisions. In setting executive compensation for fiscal years 2026 and 2027, our compensation committee took into account the executive compensation paid by our Company’s two closest lighting industry peers, LSI Industries, Inc. and Acuity Inc., as well as its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites.

In the event our compensation committee in the future engages a compensation consultant, to assure independence, our compensation committee has a policy of pre-approving all work unrelated to executive compensation proposed to be provided by any such compensation consultant. Our compensation committee will also consider all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Our compensation committee assessed the independence of our principal outside legal counsel, with whom our compensation committee consults from time to time on executive compensation matters. Using the factors set forth above, our compensation committee determined that our principal outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 25% of the first $5,000 of an employee’s contributions (i.e., capped at $1,250). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our NEOs to perform their duties and to enable us to attract and retain employees for key positions.

Severance and Change of Control Arrangements

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our Company. However, our NEOs will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the NEO’s “base amount,” as defined by Code Section 280G, unless the NEO would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2016 Plan also provides potential protections to our NEOs in the event of certain changes of control. Under the 2016 Plan, our NEOs’ stock options, restricted stock and performance shares that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock and performance share award agreements under the 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance shares upon a change of control. Any acceleration of unvested performance shares will be accelerated at their “target level”. Moreover, our employment agreements with our NEOs provide that any unvested equity awards (not including any unvested related cash awards) held by our NEOs will be automatically accelerated upon a qualifying termination prior to a change of control, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination; provided, however, that acceleration of the vesting of any stock price performance stock options are subject to the discretion of the compensation committee.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our Company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our Company without undue concern over the impact on their employment or financial security of a change of control of our Company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreements with respect to confidentiality, intellectual property rights waiver, non-solicitation and non-competition. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Severance Payments to our Former CEO
In connection with Michael H. Jenkins’ replacement as our chief executive officer, we entered into a Termination and Severance Agreement (the “Severance Agreement”) on May 5, 2025, effective as of April 14, 2025. Pursuant to the Severance Agreement, Mr. Jenkins also resigned as a member of our board of directors and we agreed to provide certain severance payments and benefits required to be provided to Mr. Jenkins pursuant to the terms of his Amended Executive Employment and Severance Agreement, including a severance payment in the total amount of $633,421, which was equal to (i) Mr. Jenkins then current base salary of $382,500, multiplied by 1.5, plus (ii) the average of Mr. Jenkins’ fiscal 2023, 2024 and 2025 annual bonus amounts of $15,000, multiplied by 1.5, and plus (iii) Mr. Jenkins’ fiscal 2026 annual target bonus of 100% of his annual base salary of $382,500 multiplied by a fraction, the numerator of which was the number of days that elapsed during Company’s current fiscal 2026 through his termination date (14) and the denominator of which was 365, less applicable taxes and other withholdings. This severance payment is being paid to Mr. Jenkins ratably over the
18-month
period following his termination date. We also paid Mr. Jenkins his accrued salary and benefits through his termination date and the employer’s portion of the premiums for Mr. Jenkins’
18-month
COBRA continuation coverage after his termination date.
In addition, the Severance Agreement provided that all of Mr. Jenkins’ time-based restricted stock awards that had not vested as of the date of the Severance Agreement, but that would have otherwise vested within the next 24 months, were deemed fully vested upon his termination date. That amount totaled 32,181 shares. Mr. Jenkins’ performance share awards and restricted cash awards that had not vested as of the date of the Severance Agreement were forfeited and cancelled.
In consideration of the foregoing severance payments and benefits, Mr. Jenkins agreed to a general release of claims against us and any of our subsidiaries and affiliates, and our past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders. Mr. Jenkins has also reaffirmed the application of certain covenants contained in his Amended Executive Employment and Severance Agreement, including nondisclosure and confidentiality covenants and covenants not to compete or solicit customers or employees.
Other Policies
Policies On Timing of Equity Awards
. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end)
earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity-based awards shortly following our earnings releases so that the equity-based awards are granted (and valued) at a point in time when the most important information about our Company then known to management and our board is likely to have been disseminated in the market.
Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant certain equity-based awards under our 2016 Plan. For fiscal 2027, our chief executive officer may grant awards covering up to a total of 5,000 shares of our Common Stock to certain non-executive
officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount for that fiscal year. Under this delegation of authority, any equity-based awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.
Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
. Our policy with respect to the grant of stock options or similar awards is not to grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock, such as a significant positive or negative earnings announcement. In addition, we do not anticipate granting stock options or similar awards during periods in which there is material nonpublic information about our Company, including during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy. To the contrary, we anticipate that our board would grant any stock options or similar awards on a predetermined schedule without taking into account material nonpublic information in determining either the time or terms of such awards. Our NEOs will not be permitted to choose the grant date for their individual stock option grants, if any are granted. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Executive Officer Stock Ownership Guidelines
. One of the key objectives of our executive compensation program is alignment of the economic interests of our NEOs with the economic interests of our shareholders. We believe that ensuring that our NEOs are also significant shareholders and have a significant financial interest in our Company is an effective means to accomplish this objective.
Our chief executive officer is encouraged to attain ownership in our Common Stock having a value of three times her base salary, and each of our other NEOs is encouraged to attain ownership of shares of our Common Stock having a value of one-and-a-half
times his base salary (the “minimum ownership guidelines”) calculated pursuant to the stock ownership guidelines. The minimum ownership guidelines were equal to 146,216 shares for our chief executive officer and 67,328 shares for each of our other NEOs as of the end of fiscal 2026. The stock ownership guidelines allow NEOs a period of five years from their date they are first subject to the minimum ownership guidelines, and for subsequent adjustments, a supplemental five-year period with respect to the additional ownership encouraged as part of the adjustment. For purposes of the minimum ownership guidelines, directly held shares and shares held indirectly, including by family members or in trust, are counted. Unvested equity awards, unearned equity awards and unexercised stock options are not counted. NEOs are permitted to satisfy these minimum ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock and performance share awards or other similar equity-based awards and through direct share purchases. All of our NEOs have either satisfied the minimum ownership guidelines or have additional time to do so.
Tax Considerations
. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to certain of their current and former executive officers. To the extent the value of any such individual’s compensation exceeds $1.0 million in value, our compensation committee believes that such level of compensation is appropriate to further our Company’s objectives of motivating, attracting and retaining our NEOs, despite a portion of such compensation not being eligible for deductibility under Section 162(m).
We also maintain certain deferred compensation arrangements for our employees and non-employee
directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee
director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. As a result, our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.
Strict Prohibition Against Hedging and Pledging our Common Stock
. We maintain a robust policy strictly prohibiting our employees, officers and directors, as well as any of their designees, from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our Common Stock, including through financial instruments such as prepaid variable forwards, equity swaps collars and exchange funds. Our employees, officers and directors are also prohibited from trading on an exchange in puts, calls and other derivative securities related to our Common Stock. Additionally, our officers and directors are prohibited from entering into any arrangement that, directly or indirectly, involves the pledge of our Common Stock or other use of our Common Stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2026, no member of our compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During fiscal 2026, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Heather Wishart-Smith, Chair

Anthony L. Otten

Ellen B. Richstone

Richard A. Shapiro

Summary Compensation Table for Fiscal 2026

The following table sets forth for our NEOs the following information for each of the past three fiscal years: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation; and (v) the dollar value of total compensation. On April 14, 2025, we terminated our then serving chief executive officer, Michael H. Jenkins, and appointed our independent board member, Sally A. Washlow, to be our new chief executive officer

Name and Then Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)*		Total ($)

Sally A. Washlow(3)	2026	381,683	425,000	120,200	300,000	—	556,849	(4)	1,783,732
Chief Executive Officer

J. Per Brodin	2026	361,000	285,000	60,100	75,000	—	125,372	(5)	906,472
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	2025	375,615	—	342,000	—	—	86,100		803,715
	2024	372,692	27,500	342,000	—	—	87,767		829,959

Scott A. Green	2026	361,000	285,000	90,150	75,000	—	96,853	(6)	908,003
President and Chief Operating Officer	2025	375,615	—	342,000	—	—	97,023		814,638
	2024	372,692	27,500	342,000	—	—	100,751		842,944

Michael H. Jenkins(3)	2026	33,044	—	—	—	—	379,674	(7)	412,718
Former Chief Executive Officer	2025	375,615	—	342,000	—	—	97,023		814,638
	2024	372,692	27,500	342,000	—	—	100,751		842,944

(1)

Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards and performance shares. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2026.

(2)

Each option vests as follows if our per share price achieves the following levels over the three-year period after the grant date and provided the NEO is then still employed by us on the applicable vesting date: (a) one-third at $30.00; (b) one-third at $40.00; and (c) one-third at $50.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock.

(3)

On April 14, 2025, we terminated our then existing chief executive officer, Michael H. Jenkins, and appointed Ms. Washlow as our new chief executive officer. Mr. Jenkins’ compensation information for fiscal 2026 is set forth in the Summary Compensation Table.

(4)	Includes an $11,500 automobile allowance, a $500,000 sign-on bonus, and a $1,250 401(k) matching contribution.

(5)	Includes $112,100 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $12,000 automobile allowance and a $1,272 401(k) matching contribution.

(6)

Includes $76,000 in restricted cash that vested in tandem with the vesting of restricted stock awards, $12,000 automobile allowance, $7,603 in annual life and disability insurance premiums and a $1,250 401(k) matching contribution.

(7)	Includes a $1,000 automobile allowance and $4,953 in annual life and disability insurance premiums.

Outstanding Equity Awards at Fiscal 2026 Year-End

The following table sets out information about the outstanding equity awards held by our NEOs as of March 31, 2026:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Ms. Washlow						22,481	(2)	196,484
		25,000		6.00	8/7/2035
			25,000	6.00	8/7/2035

Mr. Brodin						24,137	(3)	210,958	23,532	(5)	205,670
			12,500	6.00	7/18/2035

Mr. Green						29,137	(4)	254,657	23,532	(5)	205,670
			12,500	6.00	7/18/2035

(1)

The amounts in this column have been computed based on the closing price of our Common Stock of $8.74 on March 31, 2026. The actual value realized by the executive will depend on the market value of our Common Stock on the date that the award vests.

(2)

645 shares vest on August 15, 2026; 1,835 shares vest in equal increments on June 11, 2026 and 2027; and 20,000 shares vest in equal increments on July 1, 2026, 2027 and 2028; in each instance contingent on Ms. Washlow’s continued employment through the applicable vesting date.

(3)

3,678 shares vest on August 15, 2026; 5,230 and 5,229 shares vest on June 11, 2026 and 2027, respectively; and 10,000 shares vest in equal increments on July 1, 2026, 2027 and 2028; in each instance contingent on Mr. Brodin’s continued employment through the applicable vesting date.

(4)

3,678 shares vest on August 15, 2026; 5,230 and 5,229 shares vest in equal increments on June 11, 2026 and 2027, respectively; and 15,000 shares vest in equal increments on July 1, 2026, 2027 and 2028; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

(5)	Up to 23,532 shares may vest on June 11, 2027, contingent on our relative achievement of a three-year revenue performance goal and the executive’s continued employment.

(5)	On April 14, 2025, we terminated our then serving chief executive officer and appointed our independent board member, Sally A. Washlow, to be our new chief executive officer.

Option Exercises and Restricted Stock Vested for Fiscal 2026

The following table sets forth information about the exercise of stock options and vesting of restricted stock awards of our NEOs in fiscal 2026:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Sally A. Washlow(4)	—	—	1,562	$9,593

J. Per Brodin	—	—	11,391	$69,604

Scott Green	—	—	13,046	$79,534

Michael Jenkins(4)	—	—	32,181	$225,267

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)

Represents the value of exercised options calculated by multiplying (a) the number of shares of our Common Stock to which the exercise of the option related, by (b) the difference between the per share unadjusted closing price of our Common Stock on the date of exercise and the exercise price of the options.

(3)	The amounts in this column have been computed based on the closing price of our Common Stock on the applicable vesting date.

(4)	On April 14, 2025, we terminated our then serving chief executive officer and appointed our independent board member, Sally A. Washlow, to be our new chief executive officer.

Payments Upon Termination or Change of Control

Severance Benefits (No Change in Control)

Under the employment agreements with our NEOs, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason”, the NEO will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his or her base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period; and the acceleration and vesting of all equity awards (not including any related cash awards), but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. To receive these benefits, such NEOs must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the NEO has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional or grossly negligent act having the effect of materially injuring our interests, business or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty; (v) misappropriated or embezzled any of our property (whether or not the act constituted a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement or other agreement with us.

“Good reason” is defined in the NEO’s employment agreements as the occurrence of any of the following without the NEO’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the NEO’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the NEO must perform services; or (iv) a material breach by us of any provision of the employment agreement or any equity agreement.

The severance multiples and restrictive covenants under the employment agreements for our current NEOs, prior to any change of control occurring, are as follows:

Executive	Severance	Non-compete and Confidentiality

Sally A. Washlow	1.5 × Salary + Avg. Bonus	Yes

J. Per Brodin	1 × Salary + Avg. Bonus	Yes

Scott Green	1 × Salary + Avg. Bonus	Yes

We originally set the severance multiples and restrictive covenants under the employment agreements based on advice from an independent compensation consultant that such multiples were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples vary among our individual NEOs based on the advice of an independent compensation consultant that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for an independent compensation consultant’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Severance Benefits

The severance provisions for a termination without cause or for good reason following a change of control, as defined below, generally remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount increases, as is shown in the table below. The NEO employment agreements do not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits. Rather, each NEO employment agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the NEO.

Executive	Severance	Trigger	Excise Tax Gross-Up	Non-compete and Confidentiality
Sally A. Washlow	2 x Salary + Avg. Bonus	Double	No	Yes
J. Per Brodin	2 × Salary + Avg. Bonus	Double	No	Yes
Scott Green	2 × Salary + Avg. Bonus	Double	No	Yes

We set the post change of control severance multiples under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our Company without undue concern for their employment or financial security following a change in control. In making this original determination, our compensation committee considered information provided by an independent compensation consultant indicating that the proposed change of control severance multiples were generally consistent with the practices of an independent compensation consultant’s surveyed companies.

The employment agreements for Ms. Washlow and Messrs. Brodin and Green also provide that, following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and NEO benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

Definition of Change in Control

A change of control under the NEO employment agreements generally occurs when a third party acquires 20% or more of our outstanding Common Stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the NEO employment agreements because such events would represent significant changes in the ownership of our Company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding Common Stock would constitute a significant change in ownership of our Company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our NEO employment agreements better enable our NEOs to focus their efforts on behalf of our Company during such times of uncertainty.

2016 Plan

Our 2016 Plan provides for certain benefits in the event of certain changes of control. Under our 2016 Plan, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock, performance shares and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock performance shares award agreements approved by our compensation committee under the 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance shares upon a change of control, with performance shares to vest at their designated “target” level.

A change of control under our 2016 Plan generally occurs when a third party acquires 20% or more of our outstanding Common Stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our current NEOs would have been entitled upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2026, and (ii) in the case of a change of control, the vesting of all restricted stock, performance shares and restricted cash held by our NEOs were accelerated, with performance shares vesting at their designated “maximum” level.

Name	Benefit	Without Cause or for Good Reason ($)	Without Cause or for Good Reason in Connection With a Change of Control ($)(1)

Sally A. Washlow	Severance	$637,500	$850,000

	Pro Rata Target Bonus	141,667	382,500

	Benefits	45,000	45,000

	Acceleration of Equity	110,146	450,215

	Total	$934,313	$1,727,715

J. Per Brodin	Severance	$385,000	$770,000

	Pro Rata Target Bonus	104,167	171,000

	Benefits	45,000	45,000

	Acceleration of Equity	467,574	562,611

	Total	$1,001,741	$1,548,611

Scott A. Green	Severance	$385,000	$770,000

	Pro Rata Target Bonus	104,167	171,000

	Benefits	45,000	45,000

	Acceleration of Equity	487,599	592,661

	Total	$1,021,766	$1,578,661

(1)	Based on the closing price of our Common Stock on March 31, 2026 of $8.74. Also includes accelerated vesting of restricted cash.

Equity Award Acceleration Upon Change of Control

If a change of control had occurred at the end of our fiscal 2026 on March 31, 2026, and the vesting of all performance shares and shares of restricted stock and all restricted cash then held by our NEOs were automatically accelerated in accordance with the terms of the applicable award agreements (assuming maximum performance for performance shares), and all such restricted stock and performance shares were cashed out for a payment equal to the product of (A) the number of unvested restricted and performance shares and (B) the closing price of our Common Stock on March 31, 2026 of $8.74, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem award agreement at the time of grant, our current NEOs would have received approximately the following benefits:

Name	Number of Unvested Restricted Stock / Performance Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock / Performance Shares ($)	Value Realized For Restricted Cash ($)

Sally A. Washlow	22,481	$196,484	$—

J. Per Brodin	47,669	$416,627	$114,000

Scott A. Green	52,669	$460,327	$114,000

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per SEC disclosure rules, in accordance with the rules applicable to smaller reporting companies. CAP represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO realized or earned compensation, as well as from the way in which the compensation committee views annual compensation decisions. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

Fiscal Year	Summary Compensation Table Total for CEO Sally A. Washlow $	Summary Compensation Table Total for CEO Michael H. Jenkins $	Compensation Actually Paid to CEO Sally A. Washlow(1) $	Compensation Actually Paid to CEO Michael H. Jenkins(1) $	Average Summary Compensation Table Total for Non-CEO NEOs $	Average Compensation Actually Paid to Non-CEO NEOs(1) $	Value of Initial Fixed $100 Investment Based on the Total Shareholder Return	Net Income (in millions) $

2026	$1,783,732	$412,718	$1,977,499	$412,718	$742,398	$855,379	$43.05	$(3.2)

2025	$—	$1,004,244	$—	$759,815	$809,177	$641,933	$82.76	$(13.6)

2024	$—	$989,362	$—	$574,052	$836,452	$574,144	$42.86	$(15.7)

(1)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	Fiscal 2026		Fiscal 2025		Fiscal 2024
	CEO Sally A. Washlow	Average Non-CEO NEOs	CEO Michael H. Jenkins	Average Non-CEO NEOs	CEO Michael H. Jenkins	Average Non-CEO NEOs

Total Compensation from Summary Compensation Table	$1,783,732	$742,398	$1,004,244	$809,177	$989,362	$836,452

Adjustments for Equity Awards

Adjustment for grant date values in the Summary Compensation Table	$(420,200)	$(150,125)	$(510,000)	$(342,000)	$(510,000)	$(342,000)

Year-end fair value of unvested awards granted in the current year	611,800	218,500	$336,881	$225,909	$286,258	$191,962

Year-over-year difference of year-end fair values for unvested awards granted in prior years	$3,821	$58,010	(56,731)	$(38,759)	$(149,650)	$(92,885)

Fair values at vest date for awards granted and vested in current year	—	—	—	—	—	—

Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(1,654)	$(13,404)	$(14,579)	$(12,394)	$(41,918)	$(19,385)

Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$—	$—	$—

Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—	$—

Total Adjustments for Equity Awards	$193,767	$112,981	$(244,429)	$(167,244)	$(415,310)	$(262,308)

Compensation Actually Paid (as calculated)	$1,977,499	$855,379	$759,815	$641,933	$574,052	$574,144

2)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by fiscal year:
2026: J. Per Brodin, Scott A. Green,
Michael
H. Jenkins
2025: J. Per Brodin, Scott A. Green
2024: J. Per Brodin, Scott A. Green

3)	Total Shareholder Return is determined based on the value of an initial fixed investment of $100 in OESX as of March 31, 2023.
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative Total Shareholder Return; and

•	the Company’s Net Income.
CAP and Cumulative TSR

CAP vs. TSR
Compensation ($000s)
$2,500
$2,000
$1,500
$1,000
$500
$-
Total Shareholder Return on $100 Invested at Beginning of Period
$50.00
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$-
2024
2025
2026
CEO Sally A. Washlow Compensation Actually Paid
CEO Michael H. Jenkins Compensation Actually Paid
Average NEO Compensation Actually Paid
OESX Value of $100 Invested 3/31/22

CAP and Company Net Income

CAP vs. Net Income
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation ($000s)
$-
$(2)
$(4)
$(6)
$(8)
$(10)
$(12)
$(14)
Net Income (in Millions)
2024
2025
2026
CEO Sally A. Washlow Compensation Actually Paid
CEO Michael H. Jenkins Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Loss (in Millions)

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our Company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual or long-term financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our Company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During its annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and assesses the levels of potential risk-taking behaviors that our compensation committee believes they may encourage;

•

Through meetings with our management and board of directors our compensation committee develops a better understanding of our enterprise risk profile and the material risks, including reputational risk and those risks described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks;

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile; and

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our Company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2026 base salaries constituted approximately 23% to 41% of our currently serving NEOs’ total compensation in fiscal 2026. In the fourth quarter of fiscal 2025, our NEOs volunteered to reduce their base salaries by 10%. On October 31, 2025, as a result of substantially improved financial performance, our compensation committee determined to fully reinstate the normal levels of base salary for our NEOs effective as of October 1, 2025.

•

Our incentive compensation goals in fiscal 2026 and fiscal 2027 were and are directly tied to and support our strategic business plan and were and are based upon our annual operating budget levels that were and are reviewed and approved by our board of directors and that we believe were and are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation. Specifically, our fiscal 2026 and fiscal 2027 annual executive bonus program was and is based on our relative achievement of specified dual financial performance metrics (instead of just one, like in fiscal 2024). In fiscal 2026, our compensation committee established two equally weighted financial performance metrics, including a revenue metric of $95 million (provided we also achieved positive adjusted EBITDA) and an adjusted EBITDA metric of $1.5 million. As a result of our Company achieving the specified maximum level of adjusted EBITDA performance in fiscal 2026 with adjusted EBITDA of $2.2 million, Ms. Washlow, Mr. Brodin and Mr. Green received fiscal 2026 annual bonuses of $425,000, $285,000 and $285,000, respectively.

•

Our fiscal 2026 and 2027 annual executive bonus programs capped the amount of our NEOs’ annual cash bonuses to a maximum of 200% of our chief executive officer’s base salary and 150% of the base salary of our other NEOs. In addition, when we hired our new chief executive officer on April 14, 2025, we provided for a special bonus opportunity of $100,000 payable to our new chief executive officer if we achieved a stretch goal of $100 million of revenue for fiscal 2026. Since our revenue was $86.3 million in fiscal 2026, we did not pay any special bonus to our new chief executive officer in fiscal 2026.

•

Our compensation committee determined that providing for a tiered annual bonus program (e.g., creating a “threshold,” “target” and “maximum” level of performance metrics with associated increasing levels of bonus payments) in fiscal 2026 and fiscal 2027 was a better corporate governance and executive compensation practice and reduced compensation-related risk compared to our prior “all-or-nothing” approach. Our compensation committee believes that our tiered fiscal annual bonus approach should help to moderate any potential enterprise risk compared to utilizing an “all-or-nothing” bonus threshold.

•

Our incentive compensation for fiscal 2026 and fiscal 2027 was a combination of annual cash bonus incentives and three-year time and performance vesting equity awards. Due to share availability limitations under our 2016 Plan and our relatively low stock price at the time, in fiscal 2026, we only granted a limited and fixed number of shares of time-vesting restricted stock to our NEOs under our 2016 Plan (with no tandem restricted cash awards and no performance vesting share awards). In fiscal 2027, we also granted a limited and fixed number of shares of time-vesting restricted stock. Our NEOs’ 2027 restricted stock grants are contingent upon shareholder approval at our Meeting of an increase in the shares authorized under our 2016 Plan. See “Proposal Four: Approval of the Amendment and Restatement of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan.”

•

To further incentivize our NEOs to take actions to increase our stock price over the next three years, for fiscal 2026 and fiscal 2027, we granted stock price performance stock options that vest in one-third increments only if our share price meets or exceeds $30, $40 and $50 (and they also remain employed by us). The stock option grant to our new chief executive officer also included three-year pro rata time vesting option shares (provided she remains employed by us). The stock option granted to our new chief executive officer was approved by our shareholders at our August 2025 annual shareholder meeting. Our NEOs’ 2027 stock price performance vesting stock option grants are contingent upon shareholder approval at our Meeting of an increase in the shares authorized under our 2016 Plan. See “Proposal Four: Approval of the Amendment and Restatement of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan.”

•

Upon our hiring of Ms. Washlow as our new chief executive officer on April 14, 2025, our compensation committee authorized payment to her of a cash signing bonus of $500,000, approximately $300,000 of which was required to be used by Ms. Washlow to purchase shares of our Common Stock directly from us in order to help us retain significant cash and ensure Ms. Washlow was fully invested in our Company. The $300,000 of our Common Stock was purchased directly from our Company by Ms. Washlow on November 19, 2025, and totaled 21,166 shares of our Common Stock based on the average closing price of our Common Stock over the five preceding trading days ($14.17 per share).

•

Our NEOs only realize value on their equity awards through sustained long-term appreciation of our shareholder value (and achieving the performance criteria for their performance vesting awards). Our compensation committee believes that this combination of short-term cash-based and long-term equity-based incentive compensation lowers the risk of unnecessary short-term risk taking associated with our annual incentive programs.

•

We have implemented stock ownership guidelines for all of our NEOs, which we believe help to focus them on long-term stock price appreciation and sustainability. All of our NEOs have achieved these stock ownership guidelines or have additional time to do so.

•

We maintain a robust anti-hedging and anti-pledging policy strictly prohibiting our employees, officers and directors from engaging in any type of transactions that hedge, pledge or offset, or are designed to hedge, pledge or offset, any decrease in the value of our Common Stock.

•	We have adopted a strong Nasdaq-compliant executive compensation “clawback” policy as an additional risk mitigation provision. Our clawback policy states:

•

Restatements Covered: Our compensation recovery policy covers both so-called “Big R” and “little r” restatements. That is, recoupment will be applicable to any required accounting restatement to correct an error in our previously issued financial statements that is material to our previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (rather than triggered by only Big R restatements, as contemplated in our prior recoupment policy).

•

No-Fault Policy: It will not be relevant whether there is any fault on the part of the executive officer who received the compensation or whether the officer was responsible for or involved in preparing our financial statements subject to the restatement (rather than being triggered by misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement, as contemplated in our prior recoupment policy).

•

Narrow Exceptions to Mandatory Clawback Rule: We will be required to enforce the recoupment clawback policy except in narrowly defined exceptional circumstances where (i) the direct expense paid to a third party to enforce the policy would exceed the amount of the recovery; (ii) the recovery would be illegal under home country law; or (iii) the recovery would likely cause an otherwise tax-qualified, broad-based retirement plan to fail to meet certain tax qualification requirements.

•	No Indemnification: We will not be allowed to indemnify officers or pay for insurance to cover amounts that are clawed back.

•

We maintain an incentive compensation program for members of our sales force pursuant to which they are paid a base level of compensation plus commission-based compensation determined based on volume, type of customer and sometimes customer profitability. In fiscal 2026, the total commissions paid to our sales force totaled approximately $1,193,877, of which $450,617 was paid to Greg Green (the brother of Scott Green) and $32,051 was paid to Neil Green (the son of Scott Green). In fiscal 2025, 2024, 2023, 2022, 2021, 2020 and 2019, Greg Green received $389,017, $350,741, $277,790, $1.54 million, $1.35 million, $2.23 million and $362,899 in commission payments, respectively. The eligible employees are engaged in sales and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and increase sales of our products and services to existing customers. We recognize that encouraging these actions by the participants may pose risks, such as generating a high volume of low-margin sales or short-term revenue accompanied by long-term costs. Accordingly, we designed the program to limit these risks by having the final decision on pricing outside of the control of the sales force and, in some cases, having the commission rate linked to the gross margin achieved in order to encourage high-quality sales. We have also implemented an overall cap on commission rates to ensure that our Company and our shareholders are the primary beneficiaries of high-margin sales. We monitor the program periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the program if necessary to reflect changes to our risk profile.

•

Our compensation committee reviewed the payments made to Greg Green and Neil Green (as well as payments made to the cousin of Scott Green) under our incentive compensation program as part of its compensation risk management review. Our compensation committee believes that the incentive compensation program effectively manages risk as payouts are based only on measurable financial or business’ critical metrics. The significant payments to Greg Green in recent years were primarily a result of his extraordinary performance in generating significant sales. As Greg Green’s commission was based on a percentage of the revenue he generated and, for some customers, the commission rate was linked to the gross margin he achieved from qualifying sales in excess of Greg Green’s sales base (which was determined based on his historical performance), our compensation committee believes that our sales commission program properly incentivizes high-quality sales while preserving value for our Company and our shareholders.

As a result of our compensation committee’s annual review, our compensation committee does not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile.

DIRECTOR COMPENSATION

In fiscal 2026, we provided the following compensation program for our non-employee directors: (i) an annual retainer of $45,000; (ii) an annual long-term equity-based incentive award of 2,000 shares of restricted stock, vesting ratably over three years; (iii) an annual retainer of $40,000 for our board chair; (iv) an annual retainer of $30,000 for the chair of our audit and finance committee; (v) an annual retainer of $20,000 for the chair of our compensation committee; and (vi) an annual retainer of $20,000 for the chair of our nominating and corporate governance committee. Due to limited share availability under the 2016 Plan and our relatively low stock price, fiscal 2026 restricted stock grants to our independent directors were only for 2,000 shares, vesting ratably over three years, rather than the prior annual grant of $50,000 of restricted stock. If our board chair is also the chair of a committee, then the annual committee chair retainer is reduced by 50%. In the fourth quarter of fiscal 2025, our independent directors voluntarily agreed to a 10% reduction in their annual retainer. Due to substantially improved financial results, this reduction was fully restored effective as of October 1, 2025. For fiscal 2027, the annual long-term equity-based incentive award was reverted back to an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $50,000, of which directors may elect to receive 40% of the dollar value of the award consisting of restricted cash, with the restricted cash payable only if and to the extent, and in proportion to, the relative percentage of the restricted stock of the award then vesting. These long-term equity-based incentive grants for fiscal 2027 are subject to shareholder approval at our Meeting of increased share availability under our 2016 Plan. See “Proposal Four: Approval of the Amendment and Restatement of the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan.” Additionally, in order to support continuing director education by our directors, our compensation committee has adopted a policy to reimburse out-of-pocket expenses incurred by our directors to attend accredited director educational programs up to a maximum of $5,000 per fiscal year.

To avoid incurring unnecessary cost and expense, our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

Each non-employee director is subject to stock ownership guidelines that encourage the director to attain ownership of shares of our Common Stock having a value of three times the annual cash retainer for service as a director, which was equal to 15,482 shares for fiscal 2026.

Non-employee directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Newly elected non-employee directors have until the fifth anniversary of the date they are first subject to the stock ownership guidelines to satisfy the ownership guideline. All of our non-employee directors have either satisfied the ownership guideline or have additional time to do so.

DIRECTOR COMPENSATION FOR FISCAL 2026

The following table summarizes the compensation of our non-employee directors for fiscal 2026. Directors who are also employees do not receive any compensation for their service as directors and Ms. Washlow is therefore omitted from the table below. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Anthony L. Otten	$90,250	$12,020	$17,693	$119,963

Ellen B. Richstone	71,250	12,020	14,692	97,962

Richard A. Shapiro	42,750	12,020	15,209	69,979

Heather Wishart-Smith	61,750	12,020	16,697	90,467

(1)

Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2026.

(2)

Includes $13,333 in restricted cash received by Mr. Otten, $13,333 in restricted cash received by Ms. Richstone, $13,333 in restricted cash received by Mr. Shapiro, and $13,333 in restricted cash received by Ms. Wishart-Smith that vested in tandem with the vesting of restricted stock awards.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Exchange Act, we are asking our shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

Our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our August 2025 annual meeting of shareholders as support for our Company’s compensation policies and practices. At our August 2025 annual meeting of shareholders, more than 93% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	To motivate our executive officers to maintain strong financial performance, particularly revenue growth and positive adjusted EBITDA, along with increased shareholder value;

•	To attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	To align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders and for extraordinary effort and dedication to our Company. Our compensation programs are designed to incentivize and reward both short-term and long-term decisions that help us achieve our revenue and adjusted EBITDA goals and that help increase our shareholder value.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our Company, our board of directors or our compensation committee. However, our board and compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD: OUR COMPENSATION COMMITTEE RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by:

•	Each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	Each of our named executive officers;

•	Each of our directors and director nominees; and

•	All of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of the Record Date, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Information is based on 4,056,568 shares outstanding as of the Record Date.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number(1)	Percentage of Outstanding

Directors and executive officers

Sally A. Washlow(2)	40,060	*

J. Per Brodin(3)	37,157	*

Scott A. Green(4)	78,238	1.93%

Anthony L. Otten(5)	20,544	*

Ellen B. Richstone(6)	30,469	*

Richard A. Shapiro(7)	3,791	*

Heather L. Wishart-Smith(8)	6,525	*

Michael H. Jenkins(9)	57,058	1.41%

All directors and current executive officers as a group (7 individuals)(10)	216,784	5.34%

Principal shareholders

North Star Investment Management Corporation(11)	525,552	12.96%

Grace & White, Inc.(12)	223,847	5.52%

Tieton Capital Management, LLC(13)	266,746	6.58%

Kathleen M. Connors(14)	265,762	6.55%

*	Indicates less than 1%.

(1)	Excludes shares of restricted Common Stock and stock options for Common Stock that do not vest within 60 days of the Record Date.

(2)

Includes 7,583 shares of restricted Common Stock vesting within 60 days of the Record Date, 8,333 shares underlying stock options exercisable within 60 days of the Record Date and 100 shares held by Ms. Washlow’s spouse.

(3)	Includes 8,563 shares of restricted Common Stock vesting within 60 days of the Record Date.

(4)	Includes 10,229 shares of restricted Common Stock vesting within 60 days of the Record Date.

(5)	Includes 1,583 shares of restricted Common Stock vesting within 60 days of the Record Date.

(6)	Includes 1,583 shares of restricted Common Stock vesting within 60 days of the Record Date.

(7)	Includes 1,583 shares of restricted Common Stock vesting within 60 days of the Record Date.

(8)	Includes 1,583 shares of restricted Common Stock vesting within 60 days of the Record Date and 1,602 shares held by trust.

(9)	Mr. Jenkins was replaced as our chief executive officer effective as of April 14, 2025.

(10)	Includes 32,708 shares of restricted Common Stock vesting within 60 days of the Record Date and 8,333 shares underlying options exercisable within 60 days of the record date.

(11)

The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of April 6, 2026, as reported by North Star in its Schedule 13G/A filed with the SEC on April 6, 2026. North Star has sole voting and sole dispositive power as to 295,000 shares and shared voting and shared dispositive power as to 230,552 shares.

(12)

The address of Grace & White, Inc., which we refer to as “G&W,” is 515 Madison Avenue, Suite 1700, New York, New York 10022. Other than share ownership percentage information, the information set forth is as of December 31, 2025, as reported by G&W in its Schedule 13G/A filed with the SEC on January 27, 2026. G&W has sole voting power as to 46,762 shares, shared voting and shared dispositive power as to zero shares and sole dispositive power as to 223,847 shares.

(13)

The address of Tieton Capital Management, LLC, which we refer to as “Tieton,” is 4700 Tieton Drive, Suite C, Yakima, Washington 98908. Other than share ownership percentage information, the information set forth is as of March 31, 2026, as reported by Tieton in its Schedule 13G/A filed with the SEC on May 13, 2026. Tieton has sole voting and sole dispositive power as to zero shares and shared voting and shared dispositive power as to 266,185 shares.

(14)

The address of Kathleen M. Connors, who we refer to as “Ms. Connors,” is 24 Boston Road, Andover, Massachusetts 01810. Other than the share ownership percentage information, the information set forth is as of July 16, 2024, as reported by Ms. Connors in her Schedule 13G filed with the SEC on August 15, 2025, as adjusted to reflect our subsequent 1-for-10 reverse stock split effected on August 22, 2025. Ms. Connors has sole voting power and sole dispositive power as to 265,762 shares and shared voting and shared dispositive power as to zero shares.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	A “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of The Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred since the beginning of fiscal 2026. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2026, Greg Green, our enterprise sales manager, received $560,617 of compensation from us in his capacity as an employee. Included in this compensation was $450,617 in commissions. Greg Green is the brother of Scott A. Green, our president and chief operating officer. See “Risk Assessment of Our Compensation Policies and Practices” for more information regarding Greg Green’s commissions.

In fiscal 2026, Neil Green, our Senior Vice President, Orion Services Group, received $228,265 of compensation from us in his capacity as an employee. Included in this compensation was $32,051 in commissions, a $10,913 bonus award and the vesting of restricted stock valued at $8,682. Neil Green is the son of Scott A. Green, our president and chief operating officer.

In fiscal 2026, Andre Green, a senior project manager, received $144,147 of compensation from us in his capacity as an employee. Andre Green is the cousin of Scott A. Green, our president and chief operating officer.

Transactions with Ms. Connors

On March 17, 2026, we entered into a settlement agreement (the “Settlement Agreement”) with Final Frontier, LLC (“Final Frontier”) and Ms. Connors, personally and as Trustee of the Kathleen M. Connors 2019 Revocable Trust (“Connors Trust” together with Final Frontier and Ms. Connors, the “Connors Parties”), in order to reach a final and complete resolution and settlement of the dispute between the Connors Parties and the Company regarding our remaining earn out obligations owed to Final Frontier pursuant to that certain Membership Interest Purchase Agreement, dated as of October 5, 2022, entered into by and among the Company and the Connors Parties (the “MIPA”), pursuant to which we acquired Voltrek LLC (“Voltrek”), as well as to reach a final and complete resolution and settlement of related arbitration and terminate related agreements. Pursuant to the terms of the Settlement Agreement, the Company made a one-time cash payment of $3.0 million (the “Settlement Amount”) to Final Frontier on March 18, 2026. Upon receipt of the Settlement Amount, all earn out payment obligations, the MIPA and other related agreements and proceedings were terminated, cancelled and released, and all liens and security interests held by Final Frontier on our assets were automatically terminated and irrevocably released. Ms. Connors is a prior employee of the Company and is known to the Company to be a beneficial owner of greater than 5% of our Common Stock.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2026 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed our Company’s financial statements for fiscal 2026 and met with management, as well as representatives of BDO USA, P.C. (f/k/a BDO USA, LLP), our Company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal 2026, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and our Company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to our Company’s board of directors that our Company’s audited financial statements for fiscal 2026 be included in our Company’s Annual Report on Form 10-K for the year ended March 31, 2026.

Respectfully submitted by the audit and finance committee:

Ellen B. Richstone, Chair

Anthony L. Otten

Heather L. Wishart-Smith

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2026 and fiscal 2025 and fees billed for other services rendered during fiscal 2026 and fiscal 2025:

	Fiscal 2026	Fiscal 2025

Audit fees(1)	$954,600	$840,880

Audit-related fees	—	—

Tax fees	—	—

All other fees	—	—

Total fees	$954,600	$840,880

(1)

Represents the aggregate fees billed for the integrated audit of our fiscal 2026 financial statements, and financial statement audit of our fiscal 2025 financial statements, review of quarterly financial statements, review of other documents filed with the SEC, and attendance at audit and finance committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

Our audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of our independent registered public accountants or on an individual, explicit case-by-case basis before our independent auditor is engaged to provide each service.

Our audit and finance committee considered whether the provision of the services not related to the audit of our financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO to be our independent registered public accounting firm for our fiscal year 2027. In selecting BDO to be our independent registered public accounting firm for our fiscal year 2027, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our Company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF BDO USA, P.C. (F/K/A BDO USA, LLP) AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2027.

PROPOSAL FOUR:

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

2016 ORION ENERGY SYSTEMS, INC. OMNIBUS INCENTIVE PLAN

Our board of directors is seeking shareholder approval of the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as amended and restated (the “Amended 2016 Plan”). We have amended and restated the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) primarily to increase the number of shares of our Common Stock available for issuance under the 2016 Plan by 300,000 shares (from 600,000 shares to 900,000 shares) and to extend the term of the 2016 Plan to the tenth (10th) anniversary of the date of our 2026 annual meeting. The adoption of the Amended 2016 Plan is contingent on shareholder approval pursuant to applicable rules of The Nasdaq Capital Market. All share number and stock price amounts discussed in this proposal have been adjusted for our 1-for-10 reverse stock split effected in August 2025.

Effect of Proposal

Approval of this proposal will increase the number of shares of our Common Stock available for issuance under the 2016 Plan from 600,000 shares to 900,000 (an increase of 300,000 shares). Additionally, approval of this proposal will result in the minor modification of the annual non-employee director award limits, to provide that the aggregate grant date fair value of all awards granted to any non-employee during any single calendar year, taken together with any cash fees paid to such person during such calendar year, in each case for service as a director, shall not exceed $500,000.

If shareholders do not approve this proposal, then the 2016 Plan will not be further amended but will remain in effect in its current form but, because the number of shares will not have increased, we do not believe it will continue to serve as an effective vehicle for our equity-based incentive compensation programs. We consider the Amended 2016 Plan to be an important element of our compensation programs and believe that the continued ability to grant equity-based awards at competitive levels is in the best interest of our company and our shareholders. If the proposal is not approved, our board of directors may have to consider other compensation alternatives.

Key Reasons to Support the Amended 2016 Plan

The two complementary goals of the Amended 2016 Plan are to (1) attract and retain outstanding individuals to serve as officers, directors, employees and consultants to our company and (2) to increase shareholder value by providing a direct link between shareholder value and executive compensation by authorizing awards of shares of our Common Stock, monetary payments based on the value of our Common Stock and other incentive compensation awards that are based on our financial performance. Approving this amendment to increase the number of shares available for issuance under the 2016 Plan will further these goals by allowing the Amended 2016 Plan to serve as the primary vehicle for our equity-based and other incentive compensation programs in the future. We strongly believe that the ability to grant equity awards is essential to our ability to attract, retain, and motivate our executive officers, and also encourages our executive officers and non-employee directors to think and act in the best interests of shareholders by tying their compensation to the value of our Common Stock. If the Amended 2016 Plan is not approved, then we will not be able to continue to grant equity awards, which we believe will negatively impact our ability to attract and retain talent, which is a key component to growing our business and returning to profitability.

We believe the potential dilution represented by the increase in the number of shares available for issuance under the Amended 2016 Plan for which we are seeking approval is reasonable. We estimate that the additional 300,000 shares reserved for issuance under the Amended 2016 Plan could result in a maximum potential dilution to our existing shareholders of approximately 6.9% based on our current total of 4,056,568 shares of Common Stock outstanding as of the Record Date (calculated by taking the number of additional shares reserved under the Amended 2016 Plan divided by the sum of the number of additional shares reserved plus the number of shares outstanding).

Based on our three year average burn rate of approximately 3.9%, or 145,578 shares (which is below the estimated ISS global industry classification standard burn rate benchmark for our sector of 4.44%), we expect that this additional 300,000 shares will last us for at least two years, which we believe is reasonable based on proxy advisory firm guidelines. Our board of directors determined to seek approval for 300,000 additional shares based on its analysis of the potential dilution of such additional shares, historical grant levels and burn rate under the 2016 Plan, the current trading price of our Common Stock and the expected duration of the Amended 2016 Plan assuming such additional shares are approved.

As of the Record Date, there were 27,229 shares subject to outstanding stock options under the 2016 Plan, 161,183 shares subject to unvested restricted stock awards or unvested performance share awards under the 2016 Plan, and 56,587 shares of Common Stock remained available for future grants under the 2016 Plan. As of the Record Date, there were 4,056,568 shares of Common Stock issued and outstanding. The market value of our Common Stock on The Nasdaq Capital Market as of the close of market on the Record Date was $9.34.

Our named executive officers who are current employees of the company and our non-employee directors will be eligible to receive awards under the Amended 2016 Plan and therefore have an interest in this proposal.

Summary of Terms of Amended 2016 Plan

The following is a summary of the material provisions of the Amended 2016 Plan, as amended and restated, a copy of which is attached to this Proxy Statement as Annex A and is incorporated by reference into this Proxy Statement in its entirety. This summary is subject to the language of the Amended 2016 Plan and the text of the Amended 2016 Plan controls if there is any inconsistency between this summary and the Amended 2016 Plan text.

Administration. Our compensation committee will administer the Amended 2016 Plan unless it elects to delegate certain of its duties as permitted by the terms of the Amended 2016 Plan. The committee will have the authority to interpret the Amended 2016 Plan and any agreement covering any award under the Amended 2016 Plan; make, change and rescind rules and regulations relating to the Amended 2016 Plan; and make changes to, or reconcile any inconsistency in, any award or agreement covering an award.

Eligibility. The committee may designate any of the following as a participant, to the extent of its authority under the Amended 2016 Plan: any officer or other employee of the company or its affiliates or individuals engaged to become an officer or employee, any consultant or advisor who provides services to the company or its affiliates, and any directors of the company, including non-employee directors of the company. The selection of participants will be based upon the committee’s opinion that the participant is in a position to contribute materially to the company’s continued growth and development and to its long-term financial success. As of March 31, 2026, we have four non-employee directors, approximately 174 employees and two consultants eligible to participate in the Amended 2016 Plan.

Types of Awards. Awards under the Amended 2016 Plan may consist of stock options, stock appreciation rights (“SARs”), performance shares, performance units, shares of Common Stock, restricted stock, restricted stock units and cash incentive awards. The committee may grant any type of award to any participant it selects, but only employees of the company or its subsidiaries may receive grants of incentive stock options within the meaning of Section 422 of the Code. Awards may be granted alone or in addition to, in tandem with, or (subject to the Amended 2016 Plan’s prohibition on repricing) in substitution for any other award (or any other award granted under another plan of the company or any affiliate, including the plan of an acquired entity).

Shares Reserved under the Amended 2016 Plan. Subject to adjustment as described below and to approval of our shareholders, an aggregate of 900,000 shares (consisting of 175,000 shares reserved originally on the effective date of the 2016 Plan, plus 175,000 shares reserved as of the amendment date, plus 250,000 shares reserved as of the second amendment date, plus 300,000 shares reserved as of the third amendment date), will be reserved for issuance under the Amended 2016 Plan. Up to 900,000 shares may be issued pursuant to the exercise of incentive stock options.

The number of shares reserved for issuance will be reduced on the date of the grant of any award by the maximum number of shares, if any, that may be issued pursuant to the award. In general, (1) if an award expires, is canceled or terminates without issuance of shares, (2) if it is determined that all or some portion of the shares with respect to which an award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (3) if shares are forfeited under an award, (4) if shares are issued under any award and the company reacquires them pursuant to rights reserved by the company upon the issuance of the shares, or (5) the award is settled in cash, then such shares may again be used for new awards under the Amended 2016 Plan. However, any shares reacquired under clause (4) may not be issued pursuant to incentive stock options. Shares tendered or withheld to satisfy Federal, state or local tax withholding obligations, shares that are tendered or withheld in payment of the exercise price of a stock option or as a result of the net settlement of a stock appreciation right and shares purchased by the company using proceeds from stock option exercises may not be re-credited to the share reserve.

Individual Award Limits. No participant may be granted awards under the Amended 2016 Plan that could result in such participant:

•

receiving individual stock options for, and/or stock appreciation rights with respect to, more than 100,000 shares of Common Stock (or 20,000 shares of Common Stock for a non-employee director) during any single fiscal year of the company;

•

receiving individual awards of restricted stock and/or restricted stock units relating to more than 100,000 shares of Common Stock (or 20,000 shares of Common Stock for a non-employee director) during any single fiscal year of the company;

•

receiving an individual award of performance shares and/or an award of performance units, the value of which is based on the fair market value of a share of Common Stock, relating to more than 100,000 shares of Common Stock (or 20,000 shares of Common Stock for a non-employee director) in respect of any single fiscal year of the company;

•

receiving individual cash incentive award(s) in respect of any single fiscal year of the company that could result in a cash payment of more than $1,000,000 (or a payment of more than $200,000 for a non-employee director); or

•	receiving other individual stock-based awards relating to more than 100,000 shares of Common Stock (or 20,000 shares of Common Stock for a non-employee director) during any fiscal year.

Each of these limitations is subject to adjustment as described below. Additionally, the aggregate grant date fair value (determined as of the applicable date(s) of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year, taken together with any cash fees paid to such person during such calendar year, in each case for service as a director, shall not exceed $500,000.

Stock Options. The committee will have the authority to determine all terms and conditions of each grant of stock options, including the number of stock options granted, whether a stock option is to be an incentive stock option or non-qualified stock option and the grant date for the stock option, which may not be any date prior to the date that the committee approves the grant. The committee will fix the stock option price per share of Common Stock, which may never be less than the fair market value of a share of Common Stock on the date of grant. The committee will determine the expiration date of each stock option except that the expiration date may not be later than 10 years after the date of grant. Stock options will be exercisable and vest at such times and be subject to such restrictions and conditions as the committee deems necessary or advisable, including with respect to the manner of payment of the exercise price of such stock options. If a stock option intended to be an incentive stock option fails to meet the requirements thereof, the stock option will automatically be treated as a non-qualified stock option to the extent of such failure. Except to the extent otherwise provided in an award agreement, a participant will not have any rights as a holder of shares of Common Stock as a result of the grant of a stock option until the stock option is exercised, the exercise price and applicable withholding taxes are paid and the shares of Common Stock subject to the stock option are issued.

Stock Appreciation Rights. A stock appreciation right, or SAR, is the right of a participant to receive a payment in cash and/or Common Stock in an amount equal to the appreciation of the fair market value of a share of Common Stock during a specified period of time. The committee will determine all terms and conditions of each SAR including (1) whether the SAR is granted independently of a stock option or relates to a stock option, (2) the grant date, which may not be a date prior to the date the committee approves the grant, (3) the number of shares of Common Stock to which the SAR relates, (4) the grant price, which may never be less than the fair market value of the Common Stock subject to the SAR on the date of grant, (5) the terms and conditions of exercise or maturity, including vesting, (6) the expiration date, which must be no later than 10 years after the date of grant, and (7) whether the SAR will settle in cash, Common Stock or a combination of the two.

Restricted Stock, Performance Stock, and Stock Unit Awards. The committee has the authority to grant awards of shares of Common Stock, restricted stock, restricted stock units, performance shares or performance units. Restricted stock awards are shares of Common Stock subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) established by the committee and/or upon completing a period of service. Restricted stock units represent the right to receive cash and/or shares of Common Stock, the value of which is equal to the fair market value of one share of Common Stock, to the extent performance goals or other criteria established by the committee are achieved and/or upon completing a period of service. Performance shares are the right to receive shares of Common Stock to the extent performance goals established by the committee are achieved or other requirements are met. Performance units represent the right to receive cash and/or shares of Common Stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent performance goals established by the committee are achieved or other requirements are met.

The committee will determine all terms and conditions of the awards including (1) the number of shares of Common Stock and/or units to which such award relates, (2) whether performance goals must be achieved for the participant to realize any portion of the benefit under the award, (3) the length of the vesting and/or performance period and, if different, the date that payment of the benefit will be made, (4) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Common Stock, and (5) with respect to performance units and restricted stock units, whether the awards will settle in cash, in shares of Common Stock (including restricted stock), or in a combination of the two, and whether such awards will include the right to receive dividend equivalent units.

Cash Incentive Awards. A cash incentive award is the right to receive a cash payment to the extent performance goals are achieved or other criteria are met. The committee will determine all terms and conditions of cash incentive awards, including the performance goals (as described below), the performance period, the potential amount payable, vesting criteria and the timing of payment.

Other Stock-Based Awards. The company may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

Performance Goals. For purposes of the Amended 2016 Plan, performance goals mean any goals the committee establishes that relate to one or more of the following with respect to the company or any one or more of its subsidiaries, affiliates or other business units: net sales, cost of sales, revenue, gross income, net income, operating income, income from continuing operations, earnings (including before taxes, and/or interest and/or depreciation and amortization), earnings per share (including diluted earnings per share), price per share, cash flow, net cash provided by operating activities, net cash provided by operating activities less net cash used in investing activities, net operating profit, ratio of debt to debt plus equity, return on shareholder equity, return on capital, return on assets, operating working capital, average accounts receivable, economic value added, customer satisfaction, operating margin, profit margin, sales performance, sales quota attainment, new sales, cross/integrated sales, customer engagement, internal revenue growth, achievement of merger and acquisition milestones (including but not limited to identification of acquisition candidates) and client retention. Performance goals may also relate to a participant’s individual performance in their official capacity with the company or any of its affiliates.

The committee reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal.

Dividends and Dividend Equivalent Units. The committee may grant dividend equivalent units in connection with restricted stock units or performance units. A dividend equivalent unit gives the participant the right to receive a payment, in cash or shares of Common Stock, equal to the cash dividends or other distributions that we pay with respect to a share of Common Stock. The committee will determine all terms and conditions of a dividend equivalent unit award. However, no dividends or dividend equivalent units may be paid unless and until the related award vests.

Minimum Vesting Period. All awards granted under the Amended 2016 Plan must have a minimum vesting period of one year from its grant date, except for awards with respect to up to 5% of the total number of shares of Common Stock reserved for issuance under the Amended 2016 Plan. The committee may, however, accelerate the vesting or deem an award earned, in whole or in part, upon a participant’s death, disability, retirement, termination without cause, at the time of a change of control, or in any other circumstance that the committee determines.

Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless the committee allows a participant (1) to designate, in writing, a beneficiary to exercise the award or receive payment under the award after the participant’s death, (2) to transfer an award to the former spouse of the participant as required by a domestic relations order incident to a divorce, or (3) provided that the participant receives no consideration in connection therewith, to otherwise transfer an award.

Adjustments. If (1) the company is involved in a merger or other transaction in which shares of Common Stock are changed or exchanged, (2) the company subdivides or combines shares of Common Stock or declares a dividend payable in shares of Common Stock, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property, (3) the company effects a cash dividend that exceeds 10% of the fair market value of the shares of Common Stock or any other dividend or distribution in the form of cash or a repurchase of shares of Common Stock that the board of directors determines is special or extraordinary or that is in connection with a recapitalization or reorganization, or (4) any other event occurs that, in the judgment of the committee, requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the Amended 2016 Plan, then the committee will, in a manner it deems equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended 2016 Plan, adjust any or all of: (A) the number and type of shares subject to the Amended 2016 Plan and which may, after the event, be made the subject of awards; (B) the number and type of shares of Common Stock subject to outstanding awards; (C) the grant, purchase or exercise price with respect to any award; and (D) the performance goals of an award.

In any such case, the committee may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award.

The committee may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of Common Stock otherwise reserved or available under the Amended 2016 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change of Control. The Amended 2016 Plan does not provide for automatic vesting of awards solely upon a change of control. However, in order to preserve a participant’s rights under an award in the event of a change of control, the committee in its discretion may, at the time an award is made or at any time thereafter, take one or more of the following actions: (1) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of the award; (2) provide for the purchase of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable (or the cancellation of awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the award in such circumstances); (3) adjust the terms of the award in the manner determined by the committee to reflect the change of control; (4) cause the award to be assumed, or new right substituted therefor, by another entity; or (5) make such other provision as the committee may consider equitable and in our best interests.

Except as otherwise expressly provided in any agreement between a participant and us or an affiliate, if the receipt of any payment by a participant under the circumstances described above would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment will be reduced to the extent required to prevent the imposition of such excise tax.

The committee also may amend, modify or rescind the change of control provisions of the Amended 2016 Plan if it determines that their operation may prevent a transaction in which we or an affiliate are prevented from receiving desired tax treatment, including without limitation requiring that each participant receive a replacement or substitute award issued by the surviving or acquiring corporation. In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the committee may authorize the issuance or assumption of awards under the Amended 2016 Plan upon such terms and conditions as it may deem appropriate.

Term of Plan. Unless earlier terminated by the board of directors, the Amended 2016 Plan will remain in effect until the date all shares reserved for issuance have been issued. If the term of the Amended 2016 Plan extends beyond 10 years from the date of the amendment and restatement, then no incentive stock options may be granted after such time unless the shareholders of the company have approved an extension of the Amended 2016 Plan.

Termination and Amendment. The board of directors or the committee may amend, alter, suspend, discontinue or terminate the Amended 2016 Plan at any time, subject to the following limitations:

•

the board of directors must approve any amendment to the Amended 2016 Plan if the company determines such approval is required by prior action of the board of directors, applicable corporate law or any other applicable law;

•

shareholders must approve any amendment to the Amended 2016 Plan if the company determines such approval is required by Section 16 of the Securities Exchange Act of 1934, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded or any other applicable law; and

•

shareholders must approve any amendment to the Amended 2016 Plan that materially increases the number of shares of Common Stock reserved under the Amended 2016 Plan or the limitations stated in the Amended 2016 Plan on the number of shares of Common Stock or value that participants may receive through an award or that amends the provisions that would diminish the protections afforded by the prohibition on repricing and backdating of outstanding stock options or SARs.

Subject to the requirements of the Amended 2016 Plan, the committee may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. However, except as otherwise provided in the Amended 2016 Plan or the award agreement, any modification or amendment that materially diminishes the rights of the participant, or the cancellation of an award, will be effective only if agreed to by the participant or other interested party. The committee need not obtain participant (or other interested party) consent for the modification, amendment or cancellation of an award pursuant to a change of control or as follows: (1) to the extent the committee deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the shares of Common Stock are then traded; (2) to the extent the committee deems necessary to preserve favorable accounting or tax treatment of any award for the company; or (3) to the extent the committee determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other persons(s) as may then have an interest in the award. Notwithstanding the foregoing, unless determined otherwise by the committee, any such amendment shall be made in a manner that will enable an award intended to be exempt from Section 409A of the Code to continue to be so exempt, or to enable an award intended to comply with Section 409A of the Code to continue to so comply.

The authority of the board of directors and the committee to administer, terminate or modify the Amended 2016 Plan or then-outstanding awards will extend beyond the termination date of the Amended 2016 Plan. Termination of the Amended 2016 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the Amended 2016 Plan except as they may lapse or terminate by their own terms and conditions.

Recoupment and Disgorgement of Awards. The Amended 2016 Plan gives the committee full power and authority to terminate or cause a participant to forfeit an award, and require the participant to disgorge to the company any gains attributable to an award, if the participant engages in any action constituting, as determined by the committee in its discretion, cause for termination or breaches any award agreement or any other agreement between the participant and the company or an affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations. This power and authority applies despite anything to the contrary in an award agreement.

In addition, any awards granted pursuant to the Amended 2016 Plan, and any shares of Common Stock issued or cash paid pursuant to an award will be subject to any recoupment or clawback policy adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the company from time to time.

Repricing and Backdating Prohibited. Except for the adjustments provided for in the Amended 2016 Plan, neither the committee nor any other person may: (1) amend the terms of outstanding stock options or SARs to reduce the exercise or grant price of such outstanding stock options or SARs; (2) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price less than the exercise or grant price of the original stock options or SARs; or (3) cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share of Common Stock in exchange for cash or other securities. The committee may not make a grant of a stock option or SAR with a grant date that is effective before the date the committee takes action to approve such award.

Foreign Participation. To assure the viability of awards granted to participants employed or residing in foreign countries, the committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. The committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2016 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the committee approves for purposes of using the Amended 2016 Plan in a foreign country will not affect the terms of the Amended 2016 Plan for any other country. All such supplements, amendments, restatements or alternative versions must receive shareholder approval to the extent the company determines such approval is required by: (1) Section 16 of the Exchange Act, (2) the Code, (3) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (4) any other applicable law.

Certain Federal Income Tax Consequences

The following summarizes certain U.S. Federal income tax consequences relating to the Amended 2016 Plan under current tax law. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described herein. The exact Federal income tax treatment of transactions under the Amended 2016 Plan will vary depending upon the specific facts and circumstances involved.

Stock Options. The grant of a stock option will create no income tax consequences to the company or the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and the company will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two or three years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (1) the gain realized on the disposition, or (2) the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences to the company or the recipient. Upon the exercise or maturity of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the stock appreciation right, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Restricted Stock. Generally, a participant will not recognize income, and the company will not be entitled to a deduction, at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, the company would then be required to include as ordinary income the amount of any deduction the company originally claimed with respect to such shares.

Performance Shares. The grant of a performance share award will create no income tax consequences for the company or the participant. Upon the participant’s receipt of shares after the end of the applicable performance period and any applicable vesting period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. The company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to the company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, or upon settlement if settlement is deferred beyond vesting, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units or restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Cash Incentive Awards. A participant who is paid a cash incentive award will recognize ordinary income equal to the amount of cash paid and the company will be entitled to a corresponding deduction in the same amount and at the same time.

Dividend Equivalent Units. A participant who is paid a dividend equivalent with respect to an award of restricted stock units or performance units will recognize ordinary income equal to the value of cash paid and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time.

Other Stock Based Awards. A participant who receives shares of Common Stock pursuant to a stock award will recognize ordinary income equal to the fair market value of the shares received and the company will be entitled to a corresponding deduction in the same amount and at the same time. Upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Withholding. In the event the company or an affiliate is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares acquired under an award, the company may deduct (or require an affiliate to deduct) from any payments of any kind otherwise due the participant cash, or with the consent of the committee, shares of Common Stock otherwise deliverable or vesting under an award, to satisfy such tax or other obligations. Alternatively, the company or its affiliate may require such participant to pay to the company or its affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the company or its affiliate regarding the payment to the company or its affiliate of the aggregate amount of any such taxes and other amounts. If shares of Common Stock are deliverable upon exercise or payment of an award, then the committee may permit a participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such award by electing to (1) have the company or its affiliate withhold shares of Common Stock otherwise issuable under the award, (2) tender back shares of Common Stock received in connection with such award or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rates associated with the transaction to the extent needed for the company and its affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the committee requires. In any case, the company and its affiliates may defer making payment or delivery under any award if any such tax may be pending unless and until indemnified to its satisfaction.

No Guarantee of Tax Treatment. Notwithstanding any provisions of the Amended 2016 Plan, the company does not guarantee that (1) any award intended to be exempt from Section 409A of the Code is so exempt, (2) any award intended to comply with Section 409A or Section 422 of the Code does so comply, or (3) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the company or any of its affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

Section 162(m) Limit on Deductibility of Compensation. Section 162(m) of the Code limits our deduction to $1 million of compensation paid per person per year, including compensation arising from awards granted under the 2016 Plan, with respect to our covered employees.

New Plan Benefits. As disclosed in the Compensation Discussion and Analysis section under the heading “Fiscal 2027 Compensation Decisions,” we made long-term incentive grants in the form of time-vesting restricted stock and stock price performance-vesting nonqualified stock options to our currently serving NEOs for fiscal 2027, contingent on shareholder approval of the Amended 2016 Plan and, as disclosed in the Director Compensation section, we granted each of our currently serving non-employee directors an annual long-term incentive award with a grant date fair value of $50,000, to be paid either 100% in three-year pro rata vesting restricted stock or 60% in three-year pro rata vesting restricted stock and 40% in three-year pro rata vesting restricted stock, which is also contingent on shareholder approval of the Amended 2016 Plan. The table below shows the estimated dollar value of the restricted stock or stock option portions of these awards and the estimated number of shares of restricted stock or shares subject stock price performance-vesting nonqualified stock options to be awarded if the Amended 2016 Plan is approved. The number of shares of restricted stock to be granted to our non-employee directors was determined by dividing the grant date fair value of their aggregate awards by the closing stock price of our Common Stock on The Nasdaq Capital Market on June 10, 2026. The total dollar value of the time-vesting restricted stock and stock price performance-vesting stock options to be granted to each our currently serving NEOs was determined by multiplying the aggregate number of shares of restricted stock and shares subject to stock price performance-vesting stock options awarded to each NEO by the closing stock price of our Common Stock on the Nasdaq Capital Market on June 10, 2026.

Name and Position	Estimated Total Dollar Value ($)	Estimated Number of Shares

Sally A. Washlow	$420,300	45,000
Chief Executive Officer

Per Brodin	$303,550	32,500
Chief Financial Officer

Scott A. Green	$303,550	32,500
President and Chief Operating Officer

Non-Executive Director Group (4 persons)	$160,000	17,130

Except for the awards disclosed above, we cannot currently determine the awards that may be granted under the Plan in the future to the executive officers named in this proxy statement or to other officers, employees, or other persons. The committee will make such determinations from time to time.

Equity Compensation Plan Information. The following table provides information about the company’s equity compensation plans as of March 31, 2026.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted shares	Weighted average exercise price of outstanding options and vesting of restricted shares	Number of securities remaining available for future issuance (excluding securities reflected in column(a)
	(a)	(b)	(c)

Equity Compensation Plans:

Approved by security holders	188,372	$6.34	56,587

Not approved by security holders	—	—	N/A

Total	188,372	$6.34	56,587

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ORION ENERGY SYSTEMS, INC. 2016 OMNIBUS INCENTIVE PLAN.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2026. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for presentation at our 2027 annual meeting of shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by February 23, 2027, for inclusion in our proxy statement for our 2027 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2027 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2026 the number of days starting with May 1, 2027 and ending on the date of the 2026 annual meeting. By way of example, if our 2026 annual meeting takes place on August 5, 2027, then such notice to be timely must be received not later than the close of business on April 6, 2027. In addition to satisfying the foregoing requirements under our bylaws, shareholders who intend to solicit proxies in support of director nominees other than our Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2027 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2027 annual meeting, then the persons named in proxies solicited by our board of directors for the 2027 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon information provided to us by our directors, executive officers and owners of greater than 10% of our Common Stock, we believe that, during our fiscal year ended March 31, 2026, all of our directors, executive officers and owners of greater than 10% of our Common Stock timely complied with the Section 16(a) filing requirements.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any notice of internet availability of proxy materials, proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of any notice of internet availability of proxy materials, proxy statement or annual report to a shareholder at a shared address.

If you wish to receive separate copies of each proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of the solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, e-mail, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitations. Brokers, nominees, fiduciaries and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

Annex A

ORION ENERGY SYSTEMS, INC.

2016 OMNIBUS INCENTIVE PLAN

AS PROPOSED TO BE AMENDED AND RESTATED AUGUST 6, 2026

1.	Purposes, History and Effective Date.

a. Purpose. The Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees and consultants and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

b. History. Prior to the effective date of this Plan, the Company had in effect the Orion Energy Systems, Inc. 2004 Stock and Incentive Awards Plan, as amended (the “Prior Plan”). Upon shareholder approval of this Plan, the Prior Plan terminated and no new awards could be granted under the Prior Plan, although awards previously granted under the Prior Plan and still outstanding will continue to be subject to all terms and conditions of the Prior Plan.

c. Effective Date; Amendment Date; Second Amendment Date; Third Amendment Date. This Plan became effective, and Awards could be granted under this Plan, on and after the Effective Date. The Company first amended and restated this Plan on the Amendment Date, further amended and restated this Plan on the Second Amendment Date, and is further amending and restating this Plan, effective as of the Third Amendment Date (subject to approval by the Company’s shareholders at the Company’s 2026 annual meeting of shareholders), to increase the number of Shares reserved for issuance hereunder and make certain other changes. This Plan will terminate as provided in Section 15.

2.  Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:

a. “Act” means the Securities Act of 1933, as amended from time to time. Any reference to a specific provision of the Act shall include any successor provision thereto.

b. “Administrator” means the Committee; provided that, to the extent the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such officer or officers.

c. “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

d. “Amendment Date” means August 7, 2019.

e. “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, Dividend Equivalent Units or any other type of award permitted under this Plan. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

f. “Beneficial Owner” means a Person, with respect to any securities which:

i. such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase;

ii. such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

iii. are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

g. “Board” means the Board of Directors of the Company.

h. “Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), as described in Section 10.

i. “Cause” has the meaning given in a Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate, or if no such agreement is in effect, then (i) if the determination of Cause is being made prior to a Change of Control, Cause has the meaning given in the Company’s employment policies as in effect at the time of the determination or (ii) if the determination of Cause is being made following a Change of Control, Cause has the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control.

j. “Change of Control” means, unless specified otherwise in an Award agreement, the occurrence of any of the following:

i. any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the IPO Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

ii. the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the IPO Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be

Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or

iii. the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), in each case, which requires approval of the shareholders of the Company, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the IPO Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

iv. the consummation of a plan of complete liquidation or dissolution of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), in each case, which requires approval of the shareholders of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if a payment under such Award is triggered upon a “Change of Control,” then the foregoing definition shall be deemed amended as necessary to comply with Code Section 409A.

k. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

l. “Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who, to the extent necessary for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act, meet the requirements of a “non-employee director” as defined in Rule 16b-3.

m. “Company” means Orion Energy Systems, Inc., a Wisconsin corporation, or any successor thereto.

n. “Director” means a member of the Board.

o. “Dividend Equivalent Unit” means the right granted in connection with Restricted Stock Units or Performance Units to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

p. “Effective Date” means the date the Company’s shareholders approve this Plan.

q. “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

r. “Fair Market Value” means, unless otherwise determined by the Administrator, per Share on a particular date, (i) if the Shares are listed on a national securities exchange, the last sales price on that date on the national securities exchange on which the Stock is then traded, as reported in The Wall Street Journal, or if no sales of Stock occur on such date, then on the last preceding date on which there was a sale on such exchange; or (ii) if the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on that date, or on the last preceding date on which there was a sale of Shares on that market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator, in its discretion. Notwithstanding the foregoing, in the case of the sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.

s. “IPO Date” means the date on which the shares of the Company’s voting Stock were first sold to the public pursuant to an effective registration statement filed by the Company under the Act.

t. “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

u. “Option” means the right to purchase Shares at a stated price for a specified period of time.

v. “Participant” means an individual selected by the Administrator to receive an Award.

w. “Performance Goals” means any goals the Administrator establishes with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units, including, but not limited to: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; and customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; customer engagement; internal revenue growth; achievement of merger or acquisition milestones (including but not limited to identification of acquisition candidates) and client retention. Performance Goals may also relate to Participants’ individual performance in their official capacity with the Company or any one or more of its Subsidiaries, Affiliates, or business units.

The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring; discontinued operations; asset write-downs; gains or losses on the disposition of a business; or mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) by excluding the costs of litigation, claims, judgments or settlements; (iii) by excluding the effects of changes in laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) by excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an Affiliate.

The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.

x. “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met).

y. “Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met).

z. “Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

aa. “Plan” means this Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as it may be amended from time to time.

bb. “Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

cc. “Restricted Stock Unit” means the right to receive a cash payment and/or Shares the value of which is equal to the Fair Market Value of one Share.

dd. “Second Amendment Date” means August 10, 2023.

ee. “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

ff. “Share” means a share of Stock.

gg. “Stock” means the Common Stock of the Company, no par value.

hh. “Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

ii. “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

jj. “Third Amendment Date” means August 6, 2026.

3.	Administration.

a. Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

b. Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

c. No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

4.  Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5.  Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

6.	Shares Reserved under this Plan.

a. Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 900,000 Shares (consisting of 175,000 Shares originally reserved as of the Effective Date, an additional 175,000 Shares reserved as of the Amendment Date, an additional 250,000 Shares reserved as of the Second Amendment Date, and an additional 300,000 Shares reserved as of the Third Amendment Date) are reserved for issuance under the Plan; provided that only 900,000 Shares may be issued pursuant to the exercise of incentive stock options. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.

b. Depletion of Share Reserve. The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, that may be issued pursuant to the Award. For the sake of clarity, Awards that may only be settled in cash shall not deplete the number of Shares reserved.

c. Replenishment of Share Reserve. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award, (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or (v) all or a portion of the Award is settled in cash, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (i) Shares purchased by the Company using proceeds from Option exercises; (ii) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right; or (iii) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations.

d. Participant Limitations. Subject to adjustment as provided in Section 17, each Participant is eligible to be granted Awards up to the following limits:

i. Options for, and/or Stock Appreciation Rights with respect to, 100,000 Shares (or 20,000 Shares, in the case of a Non-Employee Director) during any fiscal year of the Company;

ii. Awards of Restricted Stock and/or Restricted Stock Units relating to 100,000 Shares (or 20,000 Shares, in the case of a Non-Employee Director) during any fiscal year of the Company;

iii. Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for 100,000 Shares (or 20,000 Shares, in the case of a Non-Employee Director) in respect of any single fiscal year of the Company;

iv. Cash Incentive Award(s) that could result in a payment of $1,000,000 (or a payment of $200,000, in the case of a Non-Employee Director) during any single fiscal year of the Company; or

v. other Stock-based Awards pursuant to Section 12 relating to 100,000 Shares (or 20,000 Shares, in the case of a Non-Employee Director) during any fiscal year of the Company.

Notwithstanding any title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures, the Administrator shall have discretion to determine to which category (or categories) of Awards an Award is allocated for purposes of applying the limits herein and may allocate a single Award among more than one such limit. In addition, any limitation stated in terms of single fiscal year period shall be applied to a multi-year Award by treating the limitation as a per-year limitation.

Additionally, notwithstanding any other provision of this Plan to the contrary, the aggregate grant date fair value (determined as of the applicable date(s) of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, taken together with any cash fees paid to such person during such calendar year, in each case for service as a Director, shall not exceed $500,000 (excluding Awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends payable in respect of outstanding Awards).

7.  Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (e) the terms and conditions of vesting and exercise; (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (g) the manner of payment of the exercise price. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure. To the extent permitted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (w) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (x) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (y) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (z) by any combination of (w), (x) and/or (y). Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.

8.  Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9.  Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (e) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (f) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares, and whether such Award will include a right to receive Dividend Equivalent Units.

10. Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, vesting criteria, and the timing of payment.

11.	Dividends and Dividend Equivalents.

a. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether (i) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time and (ii) the Award will be settled in cash or Shares.

b. Notwithstanding anything in the Plan or an Award to the contrary, no dividends or Dividend Equivalent Units may be paid with respect to an Award unless and until such Award vests.

12. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant any other stock-based award, including shares of unrestricted Stock, as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

13.	Minimum Vesting Period; Discretion to Accelerate Vesting.

a. Minimum Vesting Period. All Awards granted under the Plan on and after the Amendment Date shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to 5% of the total number of Shares reserved pursuant to Section 6(a). For purposes of Awards granted to Non-Employee Directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than 50 weeks.

b. Discretion to Accelerate. Notwithstanding any provision of this Plan to the contrary, the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, at any time and for any reason, including but not limited to in the event of a Participant’s death, disability (as defined by the Administrator), retirement (as defined by the Administrator), termination by the Company or an Affiliate without Cause, or a Change of Control.

14. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.

15.	Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

a. Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Third Amendment Date, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.

b. Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

i. the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

ii. shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

iii. shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or the limits set forth in Section 6(d) (except as permitted by Section 17), or (B) an amendment that would diminish the protections afforded by Section 15(e).

c. Amendment, Modification, Cancellation and Disgorgement of Awards.

i. Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

ii. Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

iii. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to the Company’s Compensation Recovery Policy and any other recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

d. Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

e. Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

f. Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

16.	Taxes.

a. Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Administrator, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then the Administrator may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires.

b. No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17.	Adjustment and Change of Control Provisions.

a. Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a), (d) and (e)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award (which adjustment may include determining that such Performance Goals are deemed met at a level determined by the Administrator). In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

b. Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

c. Effect of Change of Control.

i. In order to preserve a Participant’s rights under an Award in the event of a Change of Control, the Administrator in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any Performance Goals, relating to the exercise or realization of the Award; (b) provide for the purchase of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable (or the cancellation of Awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the Award in such circumstances); (c) adjust the terms of the Award in the manner determined by the Administrator to reflect the Change of Control; (d) cause the Award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Administrator may consider equitable and in the best interests of the Company.

ii. Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

iii. Amendment or Rescission. Notwithstanding anything contained in this Section 17, the Board may, in its sole and absolute discretion, amend, modify or rescind the provisions of this Section 17 if it determines that the operation of this Section 17 may prevent a transaction in which the Company, a Subsidiary or any Affiliate is a party from receiving desired tax treatment, including without limitation requiring that each Participant receive a replacement or substitute Award issued by the surviving or acquiring corporation.

iv. Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

18.	Miscellaneous.

a. Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan.

b. Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

i. a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

ii. a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

iii. a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

iv. a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

c. No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

d. Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

e. Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

f. Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the County of Sheboygan in the State of Wisconsin.

g. Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

h. Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles. The title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures shall not be determinative as to which specific Award type is represented by the award agreement. Instead, the Administrator may determine which specific type(s) of Award(s) is(are) represented by any award agreement, at the time such Award is granted or at any time thereafter.

i. Severability. If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would cause this Plan, any award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

APPENDIX A

Reconciliations of US GAAP Financial Measures to Non-GAAP Financial Measures

Earnings Before Interest, Income Taxes, Depreciation and Amortization

We define EBITDA as earnings before interest, taxes, depreciation and amortization. Additionally, adjusted EBITDA removes the impact of stock-based compensation, acquisition related costs, deferred financing costs, restructuring and severance costs, asset impairment and earnout expenses. We have provided these non-GAAP measures to help investors better understand our core operating performance, enhance comparisons of core operating performance from period to period, and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate the performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Fiscal 2026 and 2025 Adjusted EBITDA

	Twelve Months Ended
(in thousands)	March 31, 2026	March 31, 2025

Net income (loss)	$(3,163)	$(11,801)

Interest	780	1,019

Taxes	60	42

Depreciation	877	1,344

Amortization of intangible assets	733	1,069

Amortization of debt issue costs	170	206

EBITDA	$(543)	$(8,121)

Stock-based compensation	484	1,157

Deferred cost write-off for ATM	—	385

Sign-on bonus	500	—

Loss on debt extinguishment	562	—

Solar contract amendment	(1,338)	—

Deferred revenue - solar grants	(337)	—

Solar asset disposal	1,118	—

Restructuring costs	—	453

Severance	91	1,248

Impairment on assets	—	20

Earnout expenses	1,663	1,916

Adjusted EBITDA	$2,200	$(2,942)

Forward-Looking Adjusted EBITDA Guidance

We are providing adjusted EBITDA guidance only on a non-GAAP basis and do not provide a reconciliation of our forward-looking adjusted EBITDA non-GAAP guidance to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on historical experience, could be significant.

ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE MANITOWOC, WI 54220 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 5, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OESX2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 5, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY ORION ENERGY SYSTEMS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors: Nominees: 01) Richard A. Shapiro 02) Heather L. Wishart-Smith The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement 3. Ratification of BDO USA, P.C. to serve as the Company’s independent registered public accounting firm for fiscal year 2027 4. To approve the 2016 Orion Energy Systems, Inc. Omnibus Incentive Plan, as amended and restated. ! ! ! NOTE: THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES INDICATED ABOVE AND FOR ITEMS 2, 3 AND 4. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ORION ENERGY SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, August 6, 2026 1:00 p.m. (Local Time) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. T01285-P53443 ORION ENERGY SYSTEMS, INC. 2210 Woodland Drive Manitowoc, Wisconsin 54220 This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 6, 2026. The shareholder hereby appoints Sally A. Washlow and J. Per Brodin, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on June 10, 2026 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 6, 2026, at 1:00 p.m. Central Time, online at www.virtualshareholdermeeting.com/OESX2026, or at any adjournment or postponement thereof. I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2026 Annual Meeting of Shareholders. See reverse for voting instructions.